Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

HORMEL FOODS CORPORATION,

as Buyer

BRAKEBUSH HOLDINGS, INC.

as Seller,

and

BRAKEBUSH BROTHERS, LLC

as the Company

Dated: September 29, 2026

TABLE OF CONTENTS

Page

Article I Definitions and Rules of Construction		2

1.1.	Definitions	2
1.2.	Rules of Construction	17

Article II Purchase and Sale of the Interests; Closing		18

2.1.	Agreement to Purchase and Sell the Interests; Purchase Price	18
2.2.	Estimated Closing Statement	19
2.3.	Closing Payments	20
2.4.	Determination of Final Purchase Price	20
2.5.	Adjustment to Estimated Purchase Price	22
2.6.	Withholding	23

Article III Representations and Warranties of the Company		23

3.1.	Organization and Power	23
3.2.	Authorization and Enforceability	24
3.3.	Capitalization of the Company	24
3.4.	No Violation	25
3.5.	Governmental Authorizations and Consents	25
3.6.	Financial Statements	26
3.7.	No Undisclosed Material Liabilities	26
3.8.	Absence of Certain Changes	27
3.9.	Real Property	28
3.10.	Intellectual Property	30
3.11.	Privacy and Data Security	32
3.12.	Contracts	33
3.13.	Compliance with Laws	35
3.14.	Environmental Matters	36
3.15.	Legal Proceedings	37
3.16.	Employment Matters	38
3.17.	Employee Benefits	39
3.18.	Taxes	42
3.19.	Insurance	44
3.20.	Assets	45
3.21.	No Brokers	45
3.22.	Agreements with Company Related Person	45
3.23.	FCPA; Anti-Bribery	46
3.24.	Food Safety and Regulatory Compliance	46
3.25.	Significant Customers and Suppliers	47
3.26.	Accounts Receivable	48
3.27.	Trade Sanctions Compliance	48
3.28.	No Other Representations or Warranties	49

Article IV Seller’s Representations and Warranties		50

4.1.	Organization and Power; Authority	50
4.2.	Title	50

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4.3.	No Violation	50
4.4.	Governmental Authorizations and Consents	50
4.5.	Legal Proceedings	51
4.6.	Brokers	51
4.7.	No Other Representations or Warranties	51

Article V Representations and Warranties of Buyer		52

5.1.	Organization and Power	52
5.2.	Authorization and Enforceability	52
5.3.	No Violation	52
5.4.	Governmental Authorizations and Consents	53
5.5.	Legal Proceedings	53
5.6.	Sufficiency of Funds	53
5.7.	Investment Purpose	53
5.8.	Solvency	53
5.9.	No Brokers	53
5.10.	No Inducement or Reliance; Independent Assessment	54

Article VI Covenants		55

6.1.	Conduct of the Business	55
6.2.	Access Prior to the Closing	57
6.3.	Efforts to Consummate; Regulatory Filings	58
6.4.	Employee Matters	60
6.5.	Indemnification of Directors and Officers	63
6.6.	Preservation of and Access to Books and Records	63
6.7.	Public Announcements	64
6.8.	Tax Matters	64
6.9.	Title Commitments; Surveys	66
6.10.	Change of Name	67
6.11.	No Shop	67
6.12.	Shareholder Support Agreement; Shareholder Approval	68
6.13.	Transfer of Excluded Assets	68

Article VII Conditions to Closing		68

7.1.	Conditions to All Parties’ Obligations	68
7.2.	Conditions to Seller’s Obligation	69
7.3.	Conditions to Buyer’s Obligation	69
7.4.	Frustration of Closing Conditions	71

Article VIII Survival; R&W Insurance Policy; Termination		71

8.1.	No Survival; Exclusive Remedy	71
8.2.	R&W Insurance Policy	71
8.3.	No Reliance	72
8.4.	Termination Prior to Closing	72
8.5.	Effect of Termination	73

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Article IX Miscellaneous		73

9.1.	Expenses	73
9.2.	Notices	74
9.3.	Governing Law	74
9.4.	Entire Agreement	75
9.5.	Severability	75
9.6.	Amendment	75
9.7.	Effect of Waiver or Consent	75
9.8.	Parties in Interest; Limitation on Rights of Others; No Recourse Against Nonparty Affiliates	75
9.9.	Assignability	76
9.10.	Disclosure Schedules	76
9.11.	Jurisdiction; Court Proceedings	77
9.12.	No Other Duties	77
9.13.	Reliance on Counsel and Other Advisors	78
9.14.	Remedies	78
9.15.	Specific Performance	78
9.16.	Mutual Release	78
9.17.	Counterparts	79
9.18.	Further Assurance	79
9.19.	Legal Representation	79

Exhibits

Exhibit A        Escrow Agreement

Exhibit B        Allocation Schedule

Exhibit C        Shareholder Support Agreement

Schedules

Schedule 1.1(a)

Schedule 1.1(b)

Schedule 1.1(c)

Schedule 1.1(d)

Schedule 1.1(e)

Schedule 1.1(f)

Schedule 1.1(g)

Schedule 1.1(h)

Schedule 1.1(i)

Schedule 1.1(j)

Schedule 2.2

Schedule 2.3(c)

Schedule 6.1(a)

Schedule 6.4(i)

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated effective as of September 29, 2026, is made by and among Hormel Foods Corporation, a Delaware corporation (“Buyer”), Brakebush Holdings, Inc., a Wisconsin corporation (the “Seller”), and Brakebush Brothers, LLC, a Delaware limited liability company (the “Company” and, the Company, Buyer, and Seller are each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, prior to the date hereof, the shareholders (the “Shareholders”) of Brakebush Brothers, Inc., a Wisconsin corporation (“Brakebush Brothers, Inc.”), completed the following restructuring steps (collectively, the “Restructuring”): (a) Brakebush Brothers, Inc. formed Seller as a newly-formed, wholly-owned subsidiary corporation; (b) Seller formed Brakebush MergeCo, Inc. (“MergeCo”) as a newly-formed, wholly-owned subsidiary corporation; (c) MergeCo merged with and into Brakebush Brothers, Inc., with Brakebush Brothers, Inc. surviving as a wholly-owned subsidiary of Seller, pursuant to which the Shareholders exchanged their shares of Brakebush Brothers, Inc. for shares of Seller in the same proportions as such Shareholders previously held their Brakebush Brothers, Inc. shares; (d) Seller filed IRS Form 8869 to simultaneously (i) elect to be taxed as an S-corporation under Section 1362 of the Code, and (ii) elect for Brakebush Brothers, Inc. to be treated as a “qualified subchapter S subsidiary” (“QSub”) of Seller under Section 1361(b)(3) of the Code, with the intent that Steps (a) through (d), taken together and consistent with IRS Revenue Ruling 2008-18, constitute a tax-free reorganization under Section 368(a)(1)(F) of the Code (the “F-Reorganization”); (e) on the day following the filing of the IRS Form 8869, Brakebush Brothers, Inc. converted from a Wisconsin corporation to a Delaware limited liability company and changed its name to “Brakebush Brothers, LLC” (the “Conversion”), with the intent that such Conversion would terminate the prior classification of the Company as a QSub for U.S. federal income Tax purposes and as a corporation for Wisconsin statutory purposes and would cause the Company to be classified as an entity disregarded from Seller for U.S. federal income Tax purposes; and (f) Seller caused each Company Subsidiary that is a “qualified subchapter S subsidiary” for U.S. federal (and applicable state and local) income Tax purposes to be converted into a Delaware limited liability company;

WHEREAS, as a result of the Restructuring, Seller directly owns all of the issued and outstanding membership interests of the Company (the “Interests”), and the Shareholders collectively own all of the issued and outstanding shares of common stock of Seller;

WHEREAS, contemporaneously with the Parties’ execution and delivery of this Agreement, each RC Person is entering into a restrictive covenant agreement, effective upon Closing (each such agreement is a “RC Agreement”);

WHEREAS, the Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all of the Interests, subject to the terms and conditions set forth herein; and

WHEREAS, prior to the Closing, the Company shall distribute or transfer the Excluded Assets (as defined herein) to Seller or its designee, such that the Excluded Assets shall not be owned by the Company at the time of the Closing and shall not be part of the Contemplated Transactions.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants of the Parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereto hereby agree as follows:

Article I
Definitions and Rules of Construction

1.1.          Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Principles” means the accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) described in Schedule 1.1(a).

“Adjustment Escrow Account” means the account in which the Escrow Agent holds the Adjustment Escrow Amount (and earnings thereon) pursuant to the terms of this Agreement and the Escrow Agreement.

“Adjustment Escrow Amount” has the meaning set forth in Section 2.3(a).

“Affiliate” means (a) as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) as to any Person that is a natural Person, any such Person’s spouse, parents, children and siblings, whether by blood, adoption or marriage, residing in such Person’s home or any trust or similar entity for the benefit of any of the foregoing Persons. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the Company shall be deemed for purposes of this Agreement to be an Affiliate of Buyer from and after the Closing.

“Agreement” means this Membership Interest Purchase Agreement, as it may be amended from time to time.

“Allocation Schedule” has the meaning set forth in Section 6.8(e).

“Anti-Corruption Laws” has the meaning set forth in Section 3.23.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Antitrust Filings” has the meaning set forth in Section 6.3(b).

“Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, and the regulations thereunder, each as amended, and all other applicable federal, state, provincial, or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger and acquisition.

“Audited Financial Statements” has the meaning set forth in Section 3.6.

“Balance Sheet Date” has the meaning set forth in Section 3.6.

“Base Purchase Price” means One Billion Fifty-Five Million Dollars ($1,055,000,000.00).

“Books and Records” means all books, records, files, documents, correspondence, financial records, bills, accounting, internal and audit records, operating manuals, instructions, programming information, machinery and equipment maintenance files, marketing, sales and promotional literature, computerized data, quality records and reports, cost information, pricing data, market surveys, mailing lists, customer, supplier and vendor lists and files, personnel files, prospect lists, quality control records and procedures, production reports and records, customer complaints and inquiry files, research and development files, strategic plans, preprinted materials and other similar items, in each case, related to the business and operations of the Company or any Company Subsidiary for periods prior to and on the Closing.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are closed in Madison, Wisconsin or Minneapolis, Minnesota.

“Business IT Systems” means the computer hardware, Software, computer networks, and telecommunications and Internet-related equipment, and all other information technology assets owned, used, or relied on by the Company and the Company Subsidiaries in the operation of their business as currently conducted.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plan” has the meaning set forth in Section 6.4(c).

“Capital Plan” means the capital expenditure budget for the Company and the Company Subsidiaries for fiscal year 2026, as approved by the Company’s Board of Directors and amended from time to time, a copy of which has been made available to Buyer.

“Cash” means the aggregate amount of cash (including cash held in or to the account of the Company’s and Company Subsidiaries’ bank accounts in any jurisdiction), cash equivalents, including, to the extent received by or in the possession of the Company or a Company Subsidiary, undeposited funds, money orders, demand, security or similar deposits, cash collateral, marketable securities, short term investments, liquid investments, and any other immediately convertible cash-like financial instruments of the Company and any of the Company Subsidiaries, in each case, determined in accordance with the Accounting Principles (and, to the extent that there is any inconsistency between the Accounting Principles and this definition, the Accounting Principles control such inconsistency) and calculated (i) to exclude all uncleared checks, ACH transactions, outgoing payments, funds in transit as an outgoing payment, and drafts issued by the Company or any Company Subsidiary as of the time of calculation and are not duplicative of any accounts payable or other amounts included in the calculation of the Closing Net Working Capital, and (ii) to include all incoming checks, drafts, and funds in transit to the Company or any Company Subsidiary as of the time of calculation, to the extent such checks, drafts, or funds in transit are not duplicative of any accounts receivable or other amounts included in the calculation of the Closing Net Working Capital.

“Change of Control Payments” means all liabilities and obligations with respect to change of control, bonus, termination, severance, retention, unfunded deferred compensation, sale, exit, transaction, equity or equity-based compensation or other similar payments or extraordinary compensation or similar obligations that are payable or owed by the Company or any Company Subsidiary to any Person in connection with or as a result of the transactions contemplated hereby (including the consummation thereof), either directly or in connection with the occurrence of any other event, including all amounts payable under (i) the Non-executive Transaction Bonuses; (ii) the Sale Bonuses; and (iii) the SARs Award Agreements. For avoidance of doubt, Change of Control Payments shall not include any Stay Bonus portion of the Retention Bonus Agreements.

“Chosen Courts” has the meaning set forth in Section 9.11.

“Closing” has the meaning set forth in Section 2.1(c).

“Closing Cash” means the aggregate amount of Cash as of 11:59 p.m. Central Time on the day immediately prior to the Closing Date.

“Closing Cash Adjustment” has the meaning set forth in Section 2.1(b)(iv).

“Closing Date” has the meaning set forth in Section 2.1(c).

“Closing Indebtedness” means the aggregate Indebtedness of the Company and each Company Subsidiary, including the aggregate amount of the Discharged Indebtedness, on a consolidated basis, as of 11:59 p.m. Central Time on the day immediately prior to the Closing Date, provided that, for the purpose of determining the amount of any such Indebtedness triggered by or increased in amount as a result of the Closing, the Closing shall be deemed to have occurred.

“Closing Indebtedness Adjustment” has the meaning set forth in Section 2.1(b)(ii).

“Closing Net Working Capital” means (a) the aggregate sum of the total current assets of the Company and each Company Subsidiary as of 11:59 p.m. Central Time on the day immediately prior to the Closing Date minus (b) the aggregate sum of the total current liabilities of the Company and each Company Subsidiary as of 11:59 p.m. Central Time on the day immediately prior to the Closing Date, in each case determined in accordance with the Accounting Principles; provided, that for purposes of calculating the Closing Net Working Capital, current assets shall exclude Closing Cash and current liabilities shall exclude Taxes, Transaction Expenses and Indebtedness.

“Closing Net Working Capital Adjustment” has the meaning set forth in Section 2.1(b)(i).

“Closing Payment Amount” has the meaning set forth in Section 2.3(e).

“Closing Payroll Taxes” means the sum of the aggregate amount of the employer-paid portion of any employment and payroll Taxes that will arise from any Change of Control Payments.

“Closing Statement” has the meaning set forth in Section 2.4(a).

“Closing Statement Review Period” has the meaning set forth in Section 2.4(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, as well as any rules and regulations promulgated thereunder, as from time to time in effect.

“Commercial Software” means commercially available Software licensed pursuant to a standard license agreement for annual fees of less than $150,000.

“Company” has the meaning set forth in the Preamble.

“Company Employees” means the employees of the Company or any Company Subsidiary.

“Company Employment Contract” has the meaning set forth in Section 3.17(a).

“Company IP” means Intellectual Property used in the conduct of the business of the Company and the Company Subsidiaries as currently conducted.

“Company IP Agreements” means all Contracts to which the Company or any Company Subsidiary is a party relating to the license, sublicense, creation, development, disclosure, covenant not to sue, assignment, or transfer of Intellectual Property, other than (a) licenses of Commercial Software and (b) non-exclusive licenses of Intellectual Property incidental to the sale or purchase of products or services in the Ordinary Course of Business, and excluding, in all cases, (i) non-disclosure, evaluation, or confidentiality agreements entered into in the Ordinary Course of Business, (ii) standard-form customer or supplier agreements that include non-exclusive, incidental Intellectual Property licenses, and (iii) any other Contracts that are not primarily related to Intellectual Property and are immaterial to the Company and the Company Subsidiaries taken as a whole.

“Company Material Adverse Effect” means any event, change, development, effect, condition, circumstance, matter, occurrence, or state of facts that individually, or together with any other event, change, development, effect, condition, circumstance, matter, occurrence, or state of facts, has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations, properties, assets, liabilities or financial condition of the Company and the Company Subsidiaries taken as a whole; provided, that none of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or states of facts, whether alone or in combination, shall be taken into account in determining whether there has been or may be a Company Material Adverse Effect: (i) any event, change or development in global, national, or regional economic, monetary or financial conditions, including changes or developments in prevailing interest rates, credit markets, capital markets, securities markets, general economic or business conditions or currency exchange rates, or political or regulatory conditions, (ii) any act of God or other natural or man-made catastrophe, war, armed hostilities or terrorism, or any escalation or worsening thereof, (iii) any pandemics or other public health emergencies, (iv) any event, change, or development in the industry or industries in which the Company and the Company Subsidiaries operate, (v) any change in Law or GAAP or the interpretation or enforcement thereof, (vi) the announcement, pendency or completion of this Agreement or the Contemplated Transactions (including the identity of Buyer or any communication by Buyer regarding its plans with respect to the Company) or (vii) any failure of the Company and the Company Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood that the facts and circumstances giving rise or contributing to any such failure may, unless otherwise excluded by another clause in this definition of “Company Material Adverse Effect,” be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur); provided, however, that any event, change, development, effect, condition, circumstance, matter, occurrence, or state of facts set forth in the foregoing clauses (i), (ii), (iii), (iv), or (v) may be taken into account determining whether there has been a Company Material Adverse Effect to the extent that such event, change, development, effect, condition, circumstance, matter, occurrence, or state of facts has had, or would reasonably be expected to have, a disproportionate adverse effect on the business, operations, results of operations, properties, assets, liabilities, or financial condition of the Company and the Company Subsidiaries taken as a whole relative to other similarly situated companies operating in the same industries as the Company and the Company Subsidiaries (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Parties” means the Company, Seller, and any of their respective Affiliates, directors, managers, officers, employees, agents, or representatives.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

“Company Related Person” has the meaning set forth in Section 3.22.

“Company Subsidiaries” has the meaning set forth in Section 3.3(c).

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 30, 2026, between William Blair & Company, L.L.C., for and on behalf of the Company, and Buyer.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contract” means any contract, purchase order, warranty, guaranty, use agreement, indenture, note, bond, lease (whether for real estate, capital lease, an operating lease or other), license, commitment, instrument or other agreement, arrangement, understanding, obligation or commitment to which a Person is bound, and in each case whether oral or written.

“Contracting Parties” has the meaning set forth in Section 9.8.

“Conversion” has the meaning set forth in the Recitals.

“Current Taxes” means the Taxes of the Company and the Company Subsidiaries, if any, properly accrued and allocable to any Pre-Closing Tax Period that remain outstanding as of the Closing. Current Taxes (a) may not be less than zero in the aggregate or on a jurisdiction-by-jurisdiction basis (b) shall be determined in accordance with the past practices and accounting methods of the Company and the Company Subsidiaries, to the extent permitted by applicable Law, (c) shall not include any items of income, expense, gain or loss solely attributable to any action taken by any Company or the Company Subsidiaries on the Closing Date after the Closing that is outside the Ordinary Course of Business of the Company and the Company Subsidiaries, (d) shall exclude assets and receivables (and there shall be no netting or offsetting of refunds or credits against such Taxes), (e) shall include items on Schedule 1.1(b), (f) in the case of any Straddle Period shall be determined consistent with the principles set forth in Section 6.8(f), and (g) shall include the Transaction Tax Deductions in the Pre-Closing Tax Period to the extent deductible pursuant to applicable Law.

“D&O Indemnified Parties” has the meaning set forth in Section 6.5(a).

“Data Protection Requirements” means, regarding the protection, collection, access, use, storage, disposal, disclosure or transfer of Personal Information and any related notifications, all applicable (a) Privacy and Cybersecurity Laws, (b) industry standards including the Payment Card Industry Data Security Standards, (c) publicly facing policies, notices or statements related to data privacy and security, (d) internal written policies and procedures, and (e) Material Contract obligations and other written commitments, of the Company or any Company Subsidiary.

“Deal Communications” has the meaning set forth in Section 9.19(b).

“Discharged Indebtedness” means the Indebtedness set forth on Schedule 2.3(c) to be paid at Closing by Buyer pursuant to Section 2.3(c). Discharged Indebtedness will also include any Indebtedness that is not set forth on Schedule 2.3(c) if such Indebtedness is indebtedness for borrowed money or is secured by a Lien on the assets of the Company or any Company Subsidiary or by a Lien on the Interests.

“Disputed Item” has the meaning set forth in Section 2.4(c).

“Employee Pension Benefit Plan” has the meaning set forth in Section 3.17(a).

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3.17(a).

“Entity” means a legally distinct person other than a natural person, including a general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Environmental Laws” means all applicable Laws relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata).

“Environmental Permits” has the meaning set forth in Section 3.14(b).

“Equity Securities” of any Person means (i) with respect to a corporation, any and all shares of capital stock, (ii) with respect to a limited liability company, any membership or other limited liability company interest, including the Interests, (iii) any other direct equity ownership in any Person, (iv) options of such Person, and (v) all securities exchangeable for, or convertible or exercisable into, any of the foregoing.

“ERC” means the employee retention credit promulgated under the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended by the Consolidated Appropriations Act, as signed into law on December 27, 2021, the American Rescue Plan Act of 2021, as signed into law on March 11, 2021, and the Infrastructure Investment and Jobs Act, as signed into law on November 15, 2021, Section 3134 of the Code, including any Treasury Regulations promulgated thereunder, and any judicial authority and administrative interpretations, including IRS Notices and Revenue Rulings, and announcements, issued, with respect to the employee retention credit, under applicable Laws and Section 3134 of the Code, including any Treasury Regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.

“ERISA Affiliate” means any Person at any relevant time considered a single employer with either Company or any of its Affiliates under Section 414 of the Code.

“Escrow Agent” means U.S. Bank National Association, a national banking association, acting as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement by and among Seller, Buyer, and the Escrow Agent in substantially the form attached hereto as Exhibit A.

“Estimated Closing Cash” has the meaning set forth in Section 2.2.

“Estimated Closing Cash Adjustment” has the meaning set forth in Section 2.2.

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.2.

“Estimated Closing Indebtedness Adjustment” has the meaning set forth in Section 2.2.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.2.

“Estimated Closing Net Working Capital Adjustment” has the meaning set forth in Section 2.2.

“Estimated Purchase Price” has the meaning set forth in Section 2.2.

“Estimated Unpaid Transaction Expenses” has the meaning set forth in Section 2.2.

“Estimated Unpaid Transaction Expenses Adjustment” has the meaning set forth in Section 2.2.

“Excess Amount” has the meaning set forth in Section 2.5(a).

“Excluded Assets” means any asset set forth on Schedule 1.1(c).

“Final Purchase Price” has the meaning set forth in Section 2.4(a).

“Financial Statements” has the meaning set forth in Section 3.6.

“Food Law” means all applicable Laws concerning the manufacturing, processing, packaging, labeling, storing, transportation, marketing, sale, advertising, and distribution of food products intended for human consumption including: (a) the Poultry Products Inspection Act, as amended; (b) all applicable Laws administered and enforced by USDA and FTC; (c) all requirements under any state applicable Laws related to consumer protection or the prohibition against the adulteration or misbranding of food, including Prop. 65; (d) all applicable Laws governing the testing, prohibition, or use of Per- and polyfluoroalkyl substances and other alleged toxins in food packaging; and (e) all applicable Laws governing extended producer responsibility in packaging and food service ware.

“Food Law Action” means any enforcement action initiated by any Governmental Authority alleging noncompliance with any Food Law, including any USDA Notice of Intended Enforcement or USDA Noncompliance Record.

“Food Safety Permits” has the meaning set forth in Section 3.24(a)(ii).

“Foreign Terrorist Organization” means any foreign group or entity that has been designated by the U.S. Secretary of State as either engaging in terrorist activity or retaining the capability and intent to engage in terrorist activity pursuant to Section 219 of the U.S. Immigration and Nationality Act.

“Fraud” means, with respect to any Person, the making of any representation or warranty in this Agreement with intent to deceive another Person and requires (i) a false representation of material fact; (ii) knowledge that such representation is false; (iii) an intention to induce the party to whom such representation is made to rely upon it; and (iv) causing such party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” shall not include any claim based upon constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud, negligent fraud, reckless fraud, intentional fault or any similar concept.

“F-Reorganization” has the meaning set forth in the Recitals.

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” means the representations and warranties of the Company and Seller made in Section 3.1(a) (Organization and Power), Section 3.2 (Authorization and Enforceability), Section 3.3 (Capitalization of the Company), Section 3.20 (Assets), Section 3.21 (No Brokers), Section 4.1 (Organization and Power; Authority), Section 4.2 (Title), and Section 4.6 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect as of the relevant date(s) of application.

“Governmental Authority” means any international, federal, state, provincial, territorial, local, or foreign government, governmental or quasi-governmental authority, political subdivision, regulatory or administrative agency, or government department, board, bureau, agency, or instrumentality, including partially or wholly state-owned or controlled commercial enterprises, independent agencies and commissions, courts, and tribunals, including arbitral bodies (whether private or governmental), in each case of competent jurisdiction.

“Governmental Consents” has the meaning set forth in Section 3.5.

“Government Official” means (i) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Governmental Authority, or anyone otherwise acting in an official capacity on behalf of a Governmental Authority; (ii) any political party employee or official; (iii) any candidate for public or political office; (iv) any royal or ruling family member; or (v) any agent or representative of any of those persons listed in subcategories (i) through (iv).

“Hazardous Substances” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is listed or regulated under Environmental Laws; or (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Income Taxes” means any Tax imposed on or determined with reference to gross or net income or profits.

“Indebtedness” means, without duplication, all indebtedness, principal, interest, premiums, liabilities, penalties, fees, expenses, or other payment obligations of the Company or any Company Subsidiary (a) for borrowed money, (b) evidenced by any bonds, debentures, mortgages, notes or other similar debt instruments, (c) for any earnout obligations, (d) any obligations under capitalized leases determined in accordance with GAAP (prior to the effective date of Accounting Standards Codification 842), (e) under any interest rate or currency protection agreement, swap, or similar hedging agreement of the Company or any Company Subsidiary, (f) in respect of letters of credit or similar instruments to the extent drawn, (g) issued or assumed as the deferred purchase price of any property, including all conditional sale obligations of such Person, (h) for deferred compensation (other than obligations that would be satisfied by a rabbi trust), (i) any Employee Welfare Benefit Plan obligations, including those that have been incurred but not reported, to the extent such obligations exceed the fair market value of the assets held in a VEBA to fund such Employee Welfare Benefit Plan obligations, (j) with respect to any guaranty by the Company or any Company Subsidiary in favor of any Person that is not the Company or another Company Subsidiary, (k) Current Taxes or (l) arising out of any item set forth on Schedule 1.1(d); provided, that Indebtedness shall not include (1) accounts payable, accrued expenses, deferred revenues and other amounts included as a current liability in the calculation of the Closing Net Working Capital, (2) Indebtedness owing solely among the Company and the Company Subsidiaries, and (3) obligations under letters of credit or similar instruments to the extent undrawn. To avoid double-counting, any amounts included in the calculation of Indebtedness shall be excluded from the calculation of Closing Net Working Capital and Transaction Expenses, and vice versa.

“Independent Accountant” has the meaning set forth in Section 2.4(d).

“Independent Review Period” has the meaning set forth in Section 2.4(d).

“Information Statement” has the meaning set forth in Section 6.12(b).

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property” means all United States and non-United States (a) patents, patent applications (including provisional applications), together with all continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions, and renewals thereof, and all inventions and invention disclosures, whether or not patentable; (b) copyrights and works of authorship, including copyrights in Software, whether or not published; (c) trademarks, service marks, trade dress, trade names, logos, slogans, and domain names, together with all goodwill associated with or symbolized by any of the foregoing; (d) social media accounts and other online identifiers; (e) trade secrets, know-how, data and databases, and other confidential or proprietary business information; (f) rights of publicity and privacy; and (g) any other intellectual property or proprietary rights; in each case, together with all registrations and applications for registration of any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 6.8(e).

“Interests” has the meaning set forth in the Recitals.

“IP Contributor” has the meaning set forth in Section 3.10(d).

“IRS” has the meaning set forth in Section 3.17(b).

“Joint Direction” means joint written instructions of Buyer and Seller instructing the Escrow Agent to make a payment out of the Adjustment Escrow Account.

“Knowledge of the Company” means the actual knowledge of any of the following personnel of the Company after reasonable investigation: Gregory Huff (President and Chief Executive Officer), Joshua Meinen (Chief Financial Officer), Matthew McNulty (Senior Vice President – Sales), Jonathan Brakebush (Senior Vice President – Operations), Carey Brakebush (Vice President – Facilities).

“Labor Organization” has the meaning set forth in Section 3.16(b).

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, principles of common law, or other requirements with similar effect enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.9(a).

“Legal Proceeding” means any claim, action, complaint, audit, demand (including pre-litigation demand), lawsuit, arbitration, hearing, proceeding, litigation, investigation, administrative charge or summons of any nature, civil, criminal, administrative, investigative, regulatory or otherwise, whether at law or in equity, in each case, that is commenced, brought, conducted by or before any Governmental Authority.

“Lien” means any lien, security interest, mortgage, charge, pledge, hypothecation, or other similar encumbrance.

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Michael Best” has the meaning set forth in Section 9.19(a).

“Non-executive Transaction Bonuses” means the aggregate transaction bonus amount of $7,000,000 for non-executive salaried and hourly Company Employees.

“Nonparty Affiliates” has the meaning set forth in Section 9.8.

“Notice of Disagreement” has the meaning set forth in Section 2.4(c).

“NWC Target Amount” means $166,600,000.

“OFAC” has the meaning set forth in Section 3.27.

“Open Source Software” means any software code that is distributed under a license that has been approved by the Open Source Initiative (as listed at www.opensource.org) or that otherwise requires, as a condition of use, modification, or distribution, that such software or other software combined or distributed with such software be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributable at no charge.

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees, assessments and awards of any Governmental Authority.

“Ordinary Course of Business” means, with respect to the Company or any Company Subsidiary, its ordinary course of business, consistent with past practice.

“Organizational Documents” means (i) in the case of a corporation, the articles or certificate of incorporation and bylaws of such corporation, (ii) in the case of a limited liability company, the articles or certificate of formation and operating agreement or limited liability company agreement of such limited liability company, (iii) in the case of a limited partnership, the articles or certificate of limited partnership and the partnership agreement of such limited partnership, and (iv) in the case of any other form of Entity, the documents governing the formation and governance of such Entity, including, in each case, and any amendments to, the foregoing documents.

“Owned Real Property” has the meaning set forth in Section 3.9(a).

“Pay-Off Letters” has the meaning set forth in Section 7.3(h).

“Permits” has the meaning set forth in Section 3.13(b).

“Permitted Lien” means any (a) Lien in respect of Taxes not yet due and payable or which is being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established on the Unaudited Financial Statements in accordance with GAAP, (b) mechanics’, carriers’, workmen’s, repairmen’s legal hypothec or other like Liens arising or incurred in the Ordinary Course of Business for amounts not yet due and payable and not resulting from a breach, default or violation by the Company or any Company Subsidiary of any Contract, and for which adequate reserves have been established on the Unaudited Financial Statements in accordance with GAAP, (c) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Owned Real Property (or the fee estate of the Leased Real Property to the extent incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property), none of which, individually or in the aggregate, materially interferes with the Company’s or any Company Subsidiary’s use or occupancy of the Owned Real Property and Leased Real Property in the conduct of its business as currently conducted, and none of which are violated by the Company or any Company Subsidiary in its use or occupancy of such Owned Real Property or Leased Real Property, (d) zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property, none of which, individually or in the aggregate, materially interferes with the current use or occupancy of the applicable real property, (e) any non-exclusive licenses or grants to use any Company IP, (f) those liens specifically set forth on Schedule 1.1(j), and (g) other minor imperfections of title or similar Liens that do not, individually or in the aggregate, materially detract from the value of, or materially impair the use of the Owned Real Property or the Leased Real Property in the conduct of the business of the Company and the Company Subsidiaries as currently conducted.

“Permitted Removal” has the meaning set forth in Section 9.19(d).

“Person” means any individual, person, Entity, or Governmental Authority.

“Personal Information” means any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, to an individual.

“Privacy and Cybersecurity Laws” means all applicable Laws concerning the protection, collection, access, use, storage, disposal, disclosure or transfer of Personal Information, and all regulations promulgated thereunder, including the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act and other state privacy Laws, state social security number protection Laws, state data breach notification Laws, state data security and consumer protection Laws.

“Plan” or “Plans” has the meaning set forth in Section 3.17(a).

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date and the pre-Closing portion of each Straddle Period.

“Preliminary Closing Statement” has the meaning set forth in Section 2.2.

“Privileged Deal Communications” has the meaning set forth in Section 9.19(b).

“Products” means all food products intended for human consumption that are manufactured, processed, packaged, held, distributed, imported, or exported by or on behalf of the Company or any Company Subsidiary.

“Prop. 65” means the Safe Drinking Water and Toxic Enforcement Act of 1986.

“Proposed Allocation Schedule” has the meaning set forth in Section 6.8(e).

“Proscribed Recipient” has the meaning set forth in Section 3.23.

“Purchase Price” has the meaning set forth in Section 2.1(a).

“R&W Insurance Binder” means the Binder Agreement for the R&W Insurance Policy, dated on or about the date hereof, by and between Buyer and ASQ Underwriting, a true and complete copy of which has been provided to Seller.

“R&W Insurance Policy” means that certain buyer-side representations and warranties insurance policy, in substantially the form attached to the R&W Insurance Binder.

“RC Agreement” is defined in the Recitals.

“RC Person” means each individual set forth on Schedule 1.1(e).

“Real Property Leases” has the meaning set forth in Section 3.9(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the environment.

“Representatives” means a Party’s directors, managers, officers, employees, consultants, investment bankers, legal counsel, accountants, agents, and other advisors and representatives.

“Requisite Shareholder Approval” means the affirmative vote of the Shareholders of at least eighty percent (80%) of the issued and outstanding voting shares of Seller to approve this Agreement and the Contemplated Transactions in accordance with the Organizational Documents of Seller and the Wisconsin Business Corporation Law.

“Residual Communication” has the meaning set forth in Section 9.19(d).

“Resolution Period” has the meaning set forth in Section 2.4(c).

“Retention Bonus Agreements” means the retention bonus agreements between the Company or a Company Subsidiary and certain Company Employees, as set forth on Schedule 1.1(f).

“Restricted Party” has the meaning set forth in Section 3.27.

“Restricted Jurisdiction” has the meaning set forth in Section 3.27.

“Restructuring” has the meaning set forth in the Recitals.

“Sale Bonus” means the portion of any Retention Bonus Agreement scheduled to be paid on or within sixty (60) days after the Closing Date.

“Sanctions Laws” has the meaning set forth in Section 3.27.

“SARs Award Agreements” means the SAR Unit Award Agreements between the Company or a Company Subsidiary and certain Company Employees issued pursuant to the Stock Appreciation Rights Plan of Brakebush Brothers, Inc.

“Scheduled Employees” means the Company Employees identified on Schedule 1.1(g).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Shareholders” has the meaning set forth in the Recitals.

“Shareholder Support Agreement” means that certain Shareholder Support Agreement (including the proxy granted therein), dated as of the date hereof, by and among Buyer, Seller, and Shareholders of at least eighty percent (80%) of the issued and outstanding voting shares of Seller, in substantially the form attached hereto as Exhibit C.

“Shortfall Amount” has the meaning set forth in Section 2.5(c).

“Significant Customers” has the meaning set forth in Section 3.25(a).

“Significant Suppliers” has the meaning set forth in Section 3.25(a).

“Software” means computer software and databases, together with, as applicable, object code, source code, firmware and embedded versions thereof and documentation related thereto that is owned by or licensed to the Company or any Company Subsidiary and used in the operation of its business as currently conducted.

“Stay Bonus” means, with respect to any Retention Bonus Agreement, the portion of the retention bonus that is not a Sale Bonus, as identified on Schedule 1.1(h).

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any Entity, whether incorporated or unincorporated, of which such Person or any other Subsidiary of such Person (a) is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) holds at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Surveys” has the meaning set forth in Section 6.9(b).

“Tax” or “Taxes” means all federal, state, local, provincial, and non-U.S. income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, value added, occupancy, and other taxes, duties or assessments imposed by any Governmental Authority, together with all interest and penalties attributable thereto.

“Tax Return” means any report, return, declaration, claim for refund or statement (including schedules and information returns) filed or required to be filed with any Governmental Authority in connection with any Taxes, including any amendment thereto.

“Termination Date” has the meaning set forth in Section 8.4(d).

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Commitments” has the meaning set forth in Section 6.9(a).

“Transaction Documents” means the documents, agreements, statements and certificates being executed and delivered in connection with this Agreement and Contemplated Transactions.

“Transaction Expenses” means (a) all fees and expenses incurred by the Company or any Company Subsidiary on or prior to the Closing in connection with or as a result of the Contemplated Transactions (including those payable to investment bankers, brokers, finders, legal counsel, accountants and other advisors and Third Parties), (b) any Change of Control Payments, (c) any Closing Payroll Taxes, (d) all premiums, costs, fees and expenses of the Company with respect to the tail insurance required by Section 6.5(b), (e) Seller’s portion of any Transfer Taxes, and (f) the costs and expenses incurred in connection with the actions set forth on Schedule 6.4(i). Transaction Expenses shall not include (i) any liabilities included in Closing Net Working Capital, (ii) any Closing Indebtedness, or (iii) any Stay Bonus under the Retention Bonus Agreements (including any employer-paid employment or payroll Taxes and gross-up amounts attributable thereto).

“Transaction Tax Deductions” means any item of loss or deduction resulting from or attributable to (i) the Change of Control Payments; (ii) the fees, expenses and interest incurred by the Company with respect to the payment of any Discharged Indebtedness; and (iii) the Transaction Expenses (to the extent not duplicated by items in clauses (i) or (ii)). The Transaction Tax Deductions are described on Schedule 1.1(i) which shall be updated as of the Closing Date. For purposes of determining the Transaction Tax Deductions, the Parties hereto agree that the deductible amount of expenses addressed by IRS Revenue Procedure 2011-29 will be determined based upon the safe harbor election described therein.

“Transfer Taxes” means any direct or indirect transfer, documentary, sales, use, stamp, registration, recording, stock transfer, real property, business and occupation, value added or other similar Tax.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unaudited Financial Statements” has the meaning set forth in Section 3.6.

“Unpaid Transaction Expenses” means those Transaction Expenses that have not been paid as of 11:59 p.m. Central Time on the day immediately prior to the Closing Date, provided that, for the purpose of determining the amount of any such Transaction Expense that are triggered by or increased in amount as a result of the Closing, the Closing shall be deemed to have occurred.

“Unpaid Transaction Expenses Adjustment” has the meaning set forth in Section 2.1(b)(iii).

“USDA” means the United States Department of Agriculture.

“WARN Act” has the meaning set forth in Section 6.4(e).

1.2.           Rules of Construction. Unless the context otherwise requires:

(a)            A capitalized term has the meaning assigned to it herein;

(b)            An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)            References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)            References to Articles, Sections, Schedules and Exhibits shall refer to articles, sections, schedules and exhibits of this Agreement, unless otherwise specified;

(e)            The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(f)            This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted and caused this Agreement to be drafted;

(g)            All monetary figures shall be in United States dollars unless otherwise specified;

(h)            References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;

(i)            The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends, and such phrase shall not mean “if”;

(j)            The word “or” is not exclusive and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation; and

(k)            Whenever the phrase “made available,” “delivered” or words of similar import are used in reference to a document, it shall mean the document was made available for viewing by Buyer or its Representatives in the “CENTURY” electronic data room hosted by William Blair & Company, as that site existed as of 11:59 p.m. Central Time on the Business Day immediately prior to the date of this Agreement.

Article II
Purchase and Sale of the Interests; Closing

2.1.           Agreement to Purchase and Sell the Interests; Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, at Closing, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer, all of the Interests, free and clear of all Liens, in exchange for the Purchase Price, as determined in accordance with this Article II.

(a)            Base Purchase Price. In consideration for the purchase of the Interests, Buyer shall pay and deliver, or cause to be paid and delivered on Buyer’s behalf, as the case may be, to or for the benefit of Seller, an aggregate amount equal to the Base Purchase Price, which amount shall be increased or decreased by adjustments, if any, as set forth in Sections 2.1, 2.2 and 2.4, and to be paid in the manner as set forth in Sections 2.3 and 2.4 below (the Base Purchase Price as so adjusted, is the “Purchase Price”).

(b)            Adjustments to Base Purchase Price.

(i)            Net Working Capital Adjustment. The Base Purchase Price shall (A) be increased by $1.00 for each $1.00 that Closing Net Working Capital is greater than the NWC Target Amount or (B) decreased by $1.00 for each $1.00 that the NWC Target Amount is greater than Closing Net Working Capital (the “Closing Net Working Capital Adjustment”).

(ii)           Closing Indebtedness Adjustment. Subject to Section 2.1(b)(v), the Base Purchase Price shall be decreased by $1.00 for each $1.00 of Closing Indebtedness (the “Closing Indebtedness Adjustment”).

(iii)          Unpaid Transaction Expenses Adjustment. Subject to Section 2.1(b)(v), the Base Purchase Price shall be decreased by $1.00 for each $1.00 of any Unpaid Transaction Expenses (the “Unpaid Transaction Expenses Adjustment”).

(iv)          Closing Cash. The Base Purchase Price shall be increased by $1.00 for each $1.00 of Closing Cash (the “Closing Cash Adjustment”).

(v)            The Closing Indebtedness Adjustment set forth in Section 2.1(b)(ii) and the Unpaid Transaction Expenses Adjustment set forth in Section 2.1(b)(iii) shall reduce the Base Purchase Price only to the extent (i) such adjustments are not paid by the Company by 11:59 p.m. Central Time on the day immediately prior to the Closing Date or (ii) such adjustments (or the component amounts used to calculate such adjustments) are not reflected in the current liabilities for purposes of calculating the Closing Net Working Capital Adjustment as set forth in Section 2.1(b)(i) and Section 2.2. None of the Closing Net Working Capital Adjustment, the Closing Indebtedness Adjustment, or the Unpaid Transaction Expenses Adjustment shall include any amount that is already included in the calculation of any of the other such adjustments to the Purchase Price.

(c)            Closing. Unless this Agreement shall have been terminated pursuant to Section 8.4, the closing of the Contemplated Transactions (the “Closing”) shall take place by remote exchange of signatures and documents on the first Business Day that is a Monday that is at least three (3) Business Days after satisfaction or written waiver of each of the conditions set forth in Article VII, or on such other date and at such other time as Buyer and Seller shall agree; provided, that in no event shall the Closing occur prior to October 26, 2026. The date of the Closing is referred to as the “Closing Date”, and the Closing shall be deemed effective as of 12:01 a.m. Central Time on the Closing Date.

2.2.           Estimated Closing Statement. No later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Preliminary Closing Statement”) that includes Seller’s good faith calculation and estimates of: (a) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (b) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (c) the Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expenses”), (d) the Closing Cash (the “Estimated Closing Cash”), and (e) using the amounts referred to in clauses (a) through (d), the resulting (i) estimated Closing Net Working Capital Adjustment (the “Estimated Closing Net Working Capital Adjustment”), (ii) estimated Closing Indebtedness Adjustment (the “Estimated Closing Indebtedness Adjustment”), (iii) the estimated Unpaid Transaction Expenses Adjustment (the “Estimated Unpaid Transaction Expenses Adjustment”), (iv) the estimated Closing Cash Adjustment (the “Estimated Closing Cash Adjustment”), and (v) using the amounts calculated in subclauses (i) through (iv), the estimated Purchase Price as of the Closing (the “Estimated Purchase Price”). The Estimated Purchase Price, and each component of the Estimated Purchase Price, shall be calculated in accordance with the Accounting Principles and be accompanied by reasonable supporting detail. The Preliminary Closing Statement shall also include (i) the identity and wire instructions for each Person to whom any Unpaid Transaction Expense is owing and the total amount of Unpaid Transaction Expenses owing to each such Person and (ii) the Seller’s wire transfer instructions for payment of the Closing Payment Amount. The Preliminary Closing Statement shall also be accompanied by final invoices for all Transaction Expenses that are not payable to Company Employees and a customary pay-off letter from William Blair & Company. An example Preliminary Closing Statement calculation is attached hereto as Schedule 2.2. The applicable components of the Closing Statement shall be prepared in accordance with the Accounting Principles.

2.3.          Closing Payments. At the Closing, Buyer shall pay, by wire transfer of immediately available funds, the Estimated Purchase Price as follows:

(a)            to the Escrow Agent, for deposit in the Adjustment Escrow Account to be held and delivered by the Escrow Agent in accordance with the terms and provisions of this Agreement and the Escrow Agreement, Seventeen Million Five Hundred Thousand Dollars ($17,500,000) (the “Adjustment Escrow Amount”);

(b)            to the Company (i) an amount equal to the Change of Control Payments for payment through the Company’s next regularly scheduled payroll following the Closing to each Person owed a Change of Control Payment and (ii) the aggregate amount of Closing Payroll Taxes;

(c)            to each holder of Discharged Indebtedness pursuant to the Pay-Off Letters provided by Seller, the Discharged Indebtedness reflected in such Pay-Off Letters;

(d)            to each payee of Unpaid Transaction Expenses pursuant to the Preliminary Closing Statement, the Unpaid Transaction Expenses owed to such payee (other than Change of Control Payments and Closing Payroll Taxes related thereto); and

(e)            to Seller into an account of Seller that is designated by Seller in a written notice, an amount (the “Closing Payment Amount”) equal to the Estimated Purchase Price minus the Adjustment Escrow Amount.

2.4.           Determination of Final Purchase Price.

(a)            Within one hundred twenty (120) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Closing Statement”) that includes Buyer’s good faith calculations of the actual amounts of: (i) the Closing Net Working Capital, (ii) the Closing Indebtedness, (iii) the Unpaid Transaction Expenses, (iv) the Closing Cash, and (v) using the amounts referred to in clauses (i) through (iv), a calculation of the resulting (A) Closing Net Working Capital Adjustment, (B) Closing Indebtedness Adjustment, (C) Unpaid Transaction Expenses Adjustment, (D) the Closing Cash Adjustment, and (vi) using the amounts calculated in sub-subclauses (A) through (D), the final Purchase Price as of the Closing (the “Final Purchase Price”). The Closing Statement, and each element of the Closing Statement, shall be prepared in accordance with the Accounting Principles and be accompanied by reasonable supporting detail. If Buyer does not deliver the Closing Statement within one hundred twenty (120) days after the Closing Date, then the Preliminary Closing Statement delivered to Seller pursuant to Section 2.2 shall be final and binding on the Parties and deemed to set forth the Final Purchase Price (and all applicable components of the Final Purchase Price).

(b)            During the sixty (60) days immediately following Seller’s receipt of the Closing Statement (the “Closing Statement Review Period”), and during the Independent Review Period (as defined below), Seller and Seller’s Representatives shall have reasonable access, as reasonably requested by Seller on prior written notice and during normal business hours, to the Books and Records of the Company, the personnel of, and work papers prepared by Buyer and/or its Affiliates and their Representatives to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Statement as Seller or Seller’s Representatives may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Notice of Disagreement (as defined below), provided, that such access shall (A) be in a manner that does not unreasonably interfere with the normal business operations of Buyer, the Company or any Company Subsidiary and (B) shall not require any Person to give access to or otherwise disclose any information if such access or disclosure would jeopardize any attorney-client or other privilege or contravene any applicable Law. If Buyer fails to provide such access within five (5) Business Days after Seller’s written request therefor, the Closing Statement Review Period shall be automatically extended by one (1) day for each day of such delay until such access is provided.

(c)            If Seller disagrees with any of the items included in the Closing Statement, then Seller may, on or prior to the last day of the Closing Statement Review Period, deliver a written notice of the specific item in disagreement to Buyer (a “Notice of Disagreement”) describing in reasonable detail the nature and amount of such disagreement (each specific item in disagreement meeting the requirements of this Section 2.4(c) and included in a timely Notice of Disagreement, a “Disputed Item”), and any other items and amounts that are not Disputed Items, and the calculation thereof, set forth in the Closing Statement shall be final and binding on the Parties. If Seller does not deliver a timely Notice of Disagreement meeting the requirements of this Section 2.4(c), then the Closing Statement delivered by Buyer pursuant to Section 2.4(a) above shall be final and binding on the Parties and deemed to set forth the Final Purchase Price (and all applicable components of the Final Purchase Price). If Seller delivers a timely Notice of Disagreement meeting the requirements of this Section 2.4(c), then, during the thirty (30) day period following delivery of such Notice of Disagreement (the “Resolution Period”), Buyer and Seller shall seek in good faith to resolve the Disputed Item(s).

(d)            If, at the end of the Resolution Period, Buyer and Seller have not resolved each Disputed Item, then Buyer or Seller may require that each unresolved Disputed Item(s) be submitted to KPMG LLP, or if KPMG LLP is unwilling or unable to serve, a nationally-recognized accounting, advisory firm that has expertise in resolving the matter related to the Disputed Item(s), mutually agreed to by Seller and Buyer (the “Independent Accountant”) for review and resolution. Buyer and Seller shall direct the Independent Accountant to, (i) act as an expert and not an arbitrator, (ii) make final determinations based solely on the applicable provisions of this Agreement (and not by independent review), (iii) base its decision on any presentation(s) submitted in writing by each of Buyer and Seller and on any written response(s) to each such presentation (including any and all additional information requested by the Independent Accountant from either Buyer or Seller), and not on independent investigation, and (iv) with respect to each unresolved Disputed Item, render a determination that must be within the ranges of values claimed by each of Buyer and Seller (which shall not be greater than or less than the values set forth in the Closing Statement or the Notice of Disagreement, as applicable, absent manifest error or Fraud upon determination of such range), and (v) render a final determination as to each Disputed Item within forty-five (45) days following the end of the Resolution Period or such longer time as determined reasonably necessary by the Independent Accountant (the “Independent Review Period”). The fees and expenses of the Independent Accountant shall be borne by Seller, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Independent Accountant) bears to the aggregate amount of the Disputed Items submitted to the Independent Accountant for review and resolution.

(e)            The final determination as to each Disputed Item as determined by the Independent Accountant shall be final, non-appealable and binding on the Parties hereto, absent manifest error, a showing of Fraud or willful misconduct.

2.5.            Adjustment to Estimated Purchase Price.

(a)            If the Final Purchase Price equals the Estimated Purchase Price, then within five (5) Business Days of the final determination of the Final Purchase Price, Buyer and Seller shall deliver a Joint Direction to the Escrow Agent instructing the Escrow Agent to release all funds in the Adjustment Escrow Account to Seller in accordance with written instructions from Seller.

(b)            If the Final Purchase Price is greater than the Estimated Purchase Price (the amount by which the Final Purchase Price exceeds the Estimated Purchase Price, the “Excess Amount”), then within five (5) Business Days of the final determination of the Final Purchase Price, Buyer shall pay the Excess Amount to Seller, and Buyer and Seller shall deliver a Joint Direction to the Escrow Agent instructing the Escrow Agent to release all funds in the Adjustment Escrow Account to Seller in accordance with written instructions from Seller.

(c)            If the Final Purchase Price is less than the Estimated Purchase Price (the amount by which the Final Purchase Price is less than the Estimated Purchase Price, the “Shortfall Amount”):

(i)            such that the Shortfall Amount is less than the aggregate amount in the Adjustment Escrow Account, then within five (5) Business Days of the final determination of the Final Purchase Price, Buyer and Seller shall deliver a Joint Direction to the Escrow Agent instructing the Escrow Agent (i) to pay to Buyer (in accordance with written instructions from Buyer) from the Adjustment Escrow Account an aggregate amount equal to the Shortfall Amount and (ii) to release the remainder of the amounts from the Adjustment Escrow Account (if any) to Seller in accordance with written instructions from Seller; or

(ii)            such that the Shortfall Amount is equal to or greater than the aggregate amount in the Adjustment Escrow Account, then within five (5) Business Days of the final determination of the Final Purchase Price, Buyer and Seller shall deliver a Joint Direction to the Escrow Agent instructing the Escrow Agent to pay to Buyer (in accordance with written instructions from Buyer) all amounts in the Adjustment Escrow Account.

(d)            For the avoidance of doubt, Buyer shall not be entitled to recover any amount in respect of this Section 2.5 in excess of the amount remaining in the Adjustment Escrow Account if any Shortfall Amount exceeds the amount remaining in the Adjustment Escrow Account, and Buyer’s recovery in respect of any Shortfall Amount shall be limited to the amount in the Adjustment Escrow Account.

(e)            Any payments made pursuant to Section 2.5 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

2.6.            Withholding. Buyer shall be entitled to deduct and withhold from any payments pursuant to this Agreement such amounts that the Buyer is required to deduct and withhold and remit to the applicable Governmental Authority pursuant to applicable Law. Buyer agrees to provide notice to Seller two (2) Business Days in advance of the Closing Date of the nature and type of withholding Tax the Buyer determines to be required and the Buyer and the Seller shall work together to reduce or eliminate any such withholding Tax to the fullest extent permitted under applicable Laws. Any amounts so deducted and withheld will be remitted by Buyer to the appropriate Governmental Authority on a timely basis. To the extent that amounts are so deducted and withheld and remitted to the applicable Governmental Authority, such amounts will be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
Representations and Warranties of the Company

The Company represents and warrants to Buyer as follows:

3.1.          Organization and Power.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Prior to the Conversion, the Company was duly incorporated, validly existing and in good standing under the Laws of the State of Wisconsin as Brakebush Brothers, Inc. The Company has all limited liability company (or similar) power and authority necessary to own or lease and to operate its properties and assets and to carry on its business as currently conducted.

(b)            The Company is duly qualified to do business, as a foreign limited liability company or otherwise, in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it require such qualification, and each Company Subsidiary is duly qualified to do business, as a foreign limited liability company, corporation or otherwise, in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it require such qualification, except, in each case, where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)            Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all limited liability company, corporate or similar power and authority necessary to own or lease and to operate its properties and assets and to carry on its business as currently conducted.

(d)            The Company has delivered to Buyer a true, correct and complete copy of all Organizational Documents and ownership records of the Company and each Company Subsidiary, and the current minute books of the Company and each Company Subsidiary. The Company’s books and records are complete in all material respects and maintained in accordance with an adequate system of internal controls for a privately held business in the same industry as the Company and similar in size to the Company. Schedule 3.1(d) sets forth a list of all current officers and managers of the Company and each Company Subsidiary.

3.2.          Authorization and Enforceability. The execution and delivery of this Agreement and the other Transaction Documents to which the Company or any Company Subsidiary is a party and the performance by the Company and any Company Subsidiary of the Contemplated Transactions that are required to be performed by the Company or any Company Subsidiary have been duly authorized by the Company, such Company Subsidiary and the Seller, as applicable, and other than the Requisite Shareholder Approval, no other Company or corporate proceedings on the part of the Company, any Company Subsidiary or the Seller are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company or any Company Subsidiary is a party or the consummation of the Contemplated Transactions that are required to be performed by the Company or any Company Subsidiary. This Agreement has been, and each of the Transaction Documents to be executed and delivered at the Closing by the Company or any Company Subsidiary will be at or prior to the Closing, duly authorized, executed and delivered by the Company and such Company Subsidiary, and assuming that this Agreement and the other Transaction Documents to which the Company or any Company Subsidiary is a party are valid and legally binding obligations of the other parties hereto and thereto, this Agreement constitutes, and the Transaction Documents to which the Company or any Company Subsidiary is a party will constitute at or prior to the Closing, a valid and legally binding agreement of the Company and such Company Subsidiary, enforceable against the Company and such Company Subsidiary in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3.           Capitalization of the Company.  All of the Interests are owned of record and beneficially by Seller, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws or the Company’s Organizational Documents). All outstanding Interests were duly authorized, validly issued, fully paid and non-assessable, have not been issued in violation of any preemptive or similar rights, and were issued in compliance with applicable securities Laws or exemptions therefrom. Except as set forth in Schedule 3.3(a), there are no outstanding options, warrants, call, put, convertible instrument, convertible securities, purchase right, subscription right, conversion right, exchange right, or other similar rights, Contracts, agreements, arrangements, commitments, undertakings or obligation of any character relating kind whereby any Person has, or has a right to receive, any Equity Securities of, or right or obligation to acquire any Equity Securities of, the Company or obligating Seller or the Company to issue, sell or otherwise dispose of any membership interests or other Equity Securities of the Company.

(b)            Except as set forth in Schedule 3.3(b), the Company is not a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, stockholders agreement or similar rights or Contracts with respect to the Interests or the Company. Except as set forth in Schedule 3.3(b), there are no unit appreciation rights, profit participation rights, phantom units or similar rights with respect to the Company.

(c)            Schedule 3.3(c) sets forth a list of the Subsidiaries of the Company (the “Company Subsidiaries”), listing for each Company Subsidiary its name, its jurisdiction of incorporation or organization, and the ownership of its issued and outstanding Equity Securities, as of the date hereof. Except as set forth on Schedule 3.3(c), the Equity Securities of each Company Subsidiary shown on Schedule 3.3(c) as owned by the Company or another Company Subsidiary are owned, directly or indirectly, by the Company, free and clear of all Liens, except for Permitted Liens.

3.4.           No Violation. Except as disclosed on Schedule 3.4 or as may be required to comply with the requirements of the HSR Act, any other Antitrust Law, this Agreement, or the other Transaction Documents to which the Company or any Company Subsidiary is a party, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company or any Company Subsidiary is a party, the compliance with and performance of the terms of this Agreement and the other Transaction Documents to which the Company or any Company Subsidiary is a party, and the consummation of the Contemplated Transactions by the Company do not and will not, directly or indirectly, result (with or without notice or lapse of time, or both) in any amendment, suspension, modification, acceleration of rights or obligations under, the imposition of any Lien, violation of or default under, or give rise to a right of amendment, suspension, modification, acceleration of rights or obligations, termination, cancellation or to impose any Lien under any provision of (a) the Organizational Documents of the Company or the Company Subsidiaries, (b) any Law or Order to which the Company or any Company Subsidiary is subject or by which any of the properties or assets of the Company are bound, or (c) any material Contract or Permit to which the Company or any Company Subsidiary is a party or by which it or any of the properties or assets of the Company or any Company Subsidiary is bound.

3.5.           Governmental Authorizations and Consents. No consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or any Transaction Documents to which the Company or any Company Subsidiary is, or is to be, a party or the consummation by the Company of the Contemplated Transactions, except for (a) such filings as may be required under the HSR Act or any other applicable Antitrust Laws, (b) those Governmental Consents listed in Schedule 3.5, and (c) those resulting from Buyer being party to the transactions contemplated hereby and by the Transaction Documents.

3.6.          Financial Statements.  Schedule 3.6(a) sets forth the following financial statements (the “Financial Statements”): (i) the audited consolidated balance sheets of the Company and the Company Subsidiaries as of January 4, 2025 and January 3, 2026, and the related consolidated audited statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the fiscal years ended January 4, 2025, and January 3, 2026, (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of July 4, 2026 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations and comprehensive loss, and cash flows for the six (6) months ended on the Balance Sheet Date (the “Unaudited Financial Statements”). Except as set forth in Schedule 3.6(a), the Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the assets, liabilities, consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of their respective dates, subject, in the case of the Unaudited Financial Statements, to the absence of footnote disclosure and to normal end-of-period adjustments. The Financial Statements were prepared in accordance with, and are consistent with, the books of account and financial records of the Company and the Company Subsidiaries (which books and records are correct and complete in all material respects).

(b)            With respect to the inventory of the Company and the Company Subsidiaries, (i) all of such inventory consists of a quality and quantity usable and salable in its Ordinary Course of Business and (ii) none of such inventory is on consignment.

(c)            Except for Indebtedness set forth in Schedule 3.6(c), the Company and the Company Subsidiaries have no Indebtedness outstanding on the date hereof and except for Indebtedness to be paid off at or before Closing pursuant to a Pay-Off Letter, the Company will not have any Indebtedness outstanding on the Closing Date. The Company and the Company Subsidiaries are not in default or otherwise in breach with respect to any Indebtedness, and has delivered to Buyer a true, correct and complete copy of all documents with respect to any Indebtedness of the Company and the Company Subsidiaries. The Company will not have any Transaction Expenses outstanding as of Closing, other than Unpaid Transaction Expenses set forth on the Preliminary Closing Statement.

3.7.            No Undisclosed Material Liabilities. There is no material liability, commitment or obligation of the Company or the Company Subsidiaries other than (a) liabilities, commitments or obligations reflected, accrued or reserved against in the Financial Statements, (b) liabilities, commitments or obligations incurred since the Balance Sheet Date in the Ordinary Course of Business and which are not material in amount, (c) as set forth in Schedule 3.7, and (d) performance obligations under Contracts entered into in the Ordinary Course of Business that do not arise out of any breach of or default under such Contracts.

3.8.            Absence of Certain Changes. Except as set forth in Schedule 3.8, as reflected on the Financial Statements, or as contemplated by or effected pursuant to the Restructuring (including the F-Reorganization and the Conversion), (i) since the Balance Sheet Date, there has not been any event, change, development, effect, condition, circumstance, matter, occurrence, or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) since the Balance Sheet Date, the Company and the Company Subsidiaries have conducted their business in the Ordinary Course of Business, and (iii) since the Balance Sheet Date through the date hereof, the Company and the Company Subsidiaries have not:

(a)            acquired (including by merger or acquisition of stock) any Entity, line of business, division or substantial portion of the assets of any Person;

(b)           sold, leased, transferred, mortgaged, licensed, conveyed or assigned or otherwise disposed of any assets, tangible or intangible, other than in the Ordinary Course of Business;

(c)            modified or amended its Organizational Documents;

(d)            issued, sold or otherwise permitted to become outstanding any of its Equity Securities, or split, combined, reclassified, repurchased or redeemed any of its Equity Securities;

(e)            adopted a plan or agreement of complete or partial liquidation, or dissolution;

(f)            changed any accounting methods, principles, or practices of the Company or the Company Subsidiaries, except as required by GAAP or applicable Law;

(g)            made, or forgiven, any loans, advances, or capital contributions to, or investments in, any Person;

(h)            instituted, cancelled, compromised, settled or waived any claims, rights or Legal Proceedings;

(i)            incurred, assumed, or guaranteed any Indebtedness, except in the Ordinary Course of Business;

(j)            mortgaged, pledged or subjected to any Lien, any property or asset (whether tangible or intangible) of the Company or the Company Subsidiaries, except for (i) Permitted Liens and (ii) Liens incurred in the Ordinary Course of Business which will be released at or prior to Closing;

(k)            engaged in any transactions with, or entered into any Contracts with, any controlling Affiliate (other than the Company) of the Company or the Company Subsidiaries, except to the extent required by Law or any existing Contract;

(l)            made, or committed to make, any capital expenditures in a single capital improvement project in excess of Two Hundred Fifty Thousand ($250,000.00), except for capital expenditures contemplated by the Capital Plan;

(m)          entered into, modified, or terminated any labor or collective bargaining agreement of the Company or, through negotiation or otherwise, made any commitment to, recognized, commenced bargaining or incurred any liability to any labor union, labor organization, works council, collective bargaining representative, or similar Person;

(n)            entered into or adopted or amended or terminated any (i) Company Employment Contract that provides for a base salary or severance amount, as applicable, of more than Three Hundred Thousand and 00/100 Dollars ($300,000.00), except to the extent required by law, (ii) or any Contract for the employment of any employee that is not terminable “at will” and without advance notice;

(o)           hired or terminated the employment of, or provided a notice of termination to, (i) any officer or (ii) any non-officer employee whose base salary is at least Two Hundred Fifty Thousand Dollars ($250,000);

(p)           amended, terminated or otherwise modified any Material Contract;

(q)           acquired, purchased, redeemed or encumbered any Equity Securities;

(r)           entered into any Company IP Agreements; or

(s)           authorized, agreed, resolved or committed to any of the foregoing, if not set forth above.

3.9.         Real Property.   Schedule 3.9(a) includes a complete list of all material real property leases, subleases, licenses or other occupancies currently used by the Company and the Company Subsidiaries or to which the Company or any Company Subsidiary is a party as lessee, licensee or occupant (the “Real Property Leases,” and the properties leased thereunder, the “Leased Real Property”). The leasehold interests relating to the Real Property Leases are valid and free and clear of all Liens, other than Permitted Liens, provided that the Company does not make any representations or warranties as it relates to registered title to the lands and buildings which are the subject of the Real Property Leases. No material default by the Company or any Company Subsidiary exists under any Real Property Lease, and, to the Knowledge of the Company, no material default by the applicable lessor exists under any Real Property Lease. Each Real Property Lease is legal, valid and binding on, and enforceable against, the Company or the applicable Company Subsidiary, and, to the Knowledge of the Company, is legal, valid and binding on, and enforceable against, the applicable lessor, in each case in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)            The current use and operation of the Leased Real Property by the Company or the Company Subsidiaries does not violate in any material respect any Law, including any zoning, building code or other land use Law. The Leased Real Property is adequate for the operation of the business of the Company and the Company Subsidiaries as currently conducted in the Ordinary Course of Business in all material respects.

(c)            Except as set forth in Schedule 3.9(c), all real property owned by the Company and any Company Subsidiary (the “Owned Real Property”) is held by the Company or such Company Subsidiary in fee simple title. The Owned Real Property is free and clear of all Liens except for Permitted Liens.

(d)            Schedule 3.9(d) of the Disclosure Schedules sets forth a complete list of all Owned Real Property, including the street address and/or tax (parcel) identification number of each parcel.

(e)            There is no pending or, to the Knowledge of the Company, threatened condemnation or other eminent domain proceeding affecting any Owned Real Property, neither the Company nor any Company Subsidiary is a party to any Contract for the sale or other disposition of any Owned Real Property in lieu of condemnation.

(f)            The current use and operation of the Owned Real Property by the Company or the Company Subsidiaries does not violate in any material respect any Law, including any zoning, building code or other land use Law, and, to the Knowledge of the Company, other than Permitted Liens, no material improvement constituting a part of the Owned Real Property encroaches on real property owned or leased by any Person other than the Company or the Company Subsidiaries. The Company and the Company Subsidiaries, as applicable, hold all certificates of occupancy and other land use permits, approvals and entitlements required under applicable Law for the current use and operation of the Owned Real Property, all of which are in full force and effect, and neither the Company nor any Company Subsidiary has received any written notice of any material violation or default with respect thereto.

(g)            The Owned Real Property has actual vehicular and pedestrian access to and from a public right-of-way, and all material licenses, permits, easements and rights-of-way required for such access have been obtained by the Company and the Company Subsidiaries and are in full force and effect.

(h)            The Owned Real Property and the Leased Real Property, and the buildings, structures and other improvements located thereon, are in good operating condition and repair in all material respects, are free from material structural defects, and are adequate in all material respects for the operation of the business of the Company as currently conducted, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(i)            The Company or the applicable Company Subsidiary has paid or resupplied when due all security deposits required to be paid or resupplied by the Company or such Subsidiary under each Real Property Lease.

(j)            Except for the Real Property Leases, and other than Permitted Liens, there is no lease, sublease, license or other occupancy agreement in effect with respect to any Owned Real Property or Leased Real Property, and neither the Company nor any Company Subsidiary or any Affiliate of the Company has entered into, as lessor or sublessor, any lease or sublease affecting any portion of the Owned Real Property or the Leased Real Property.

(k)            There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against or affecting the Owned Real Property or the Leased Real Property or any portion thereof or interest therein.

(l)            All water, sewer, gas, electric, telephone, and other utilities required by Law or currently used in connection with the ownership, operation and maintenance of the Owned Real Property and the Leased Real Property are installed and connected pursuant to valid permits, and, to the Knowledge of the Company, there is no pending or threatened termination of any such utility services.

(m)            Neither the Owned Real Property nor the Leased Real Property, nor any portion thereof, is currently damaged or impaired as a result of any fire, explosion, flood or other casualty, except for damage that has been fully repaired or that is not material.

(n)            There are no uncured material defaults or breaches by the Company or any Company Subsidiary under any covenant, condition, restriction, easement, right of way, mortgage, deed of trust or license affecting the Owned Real Property or the Leased Real Property that is required to be performed or complied with by the Company or any Company Subsidiary.

(o)            There are no outstanding options, rights of first refusal or rights of first offer to purchase the Owned Real Property or any portion thereof.

(p)            The Company has made available to Buyer all existing title insurance policies and surveys with respect Owned Real Property or the Leased Real Property that are in the possession of, or under the control of, the Company or any Company Subsidiary.

3.10.            Intellectual Property.

(a)            Schedule 3.10(a) sets forth a list of all registrations or pending applications for Company Owned IP. Each of the registered or pending Company Owned IP identified on Schedule 3.10(a) is valid, subsisting, and enforceable, and has not been abandoned, cancelled, or expired.

(b)            The Company owns all Company Owned IP free and clear of all Liens (other than Permitted Liens), and either owns or has the valid right or license to use all Company IP in its business as currently conducted. All licenses and other agreements pursuant to which the Company or any Company Subsidiary is authorized to use Intellectual Property are in full force and effect.

(c)            (i) The Company Owned IP and the operation of the business of the Company as currently conducted does not infringe or misappropriate any Intellectual Property of any Third Party, and at all times since January 1, 2023, the Company Owned IP and the operation of the business of the Company as currently conducted has not infringed, misappropriated, or violated any Intellectual Property of any Third Party; (ii) no written, or to the Knowledge of the Company oral, claim, demand, or notice has been received by the Company or any Company Subsidiary since January 1, 2023, alleging any such infringement, misappropriation, or violation (including any offer to license Intellectual Property in lieu of such a claim), and, to the Knowledge of the Company, no facts or circumstances exist that would support such a claim or demand; and (iii) except as set forth in Schedule 3.10(c), there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing alleging any of the foregoing. To the Knowledge of the Company, no Third Party has infringed upon, misappropriated, or violated since January 1, 2023, or is infringing upon, misappropriating, or violating, any Company Owned IP.

(d)            Each current and former employee, officer, director, independent contractor, consultant, and agent of the Company or any Company Subsidiary who has contributed to the development or modification of any Company Owned IP (each, an “IP Contributor”) has executed a written agreement containing a present-tense assignment of Intellectual Property rights, assigning to the Company all right, title, and interest in and to such Intellectual Property. No IP Contributor has any claim to any ownership interest in any Company Owned IP. No funding, facilities, or personnel of any Governmental Authority or any university, college, or other educational or research institution were used to develop any Company Owned IP.

(e)            The Company and each Company Subsidiary has taken commercially reasonable steps to protect the confidentiality of (i) its material trade secrets and confidential business information; and (ii) any trade secrets and confidential information of a Third Party for which the Company or any Company Subsidiary is responsible. The Company and each Company Subsidiary has enforced a policy of requiring officers, managers, directors, employees, agents, consultants, and contractors with responsibility for the development or implementation of Intellectual Property, or who may be exposed to any trade secret, know-how, or other confidential information, to execute proprietary information, confidentiality, and assignment agreements protecting the secrecy, confidentiality, and value of such trade secrets or confidential information. There has been no unauthorized disclosure, misappropriation, or breach of confidentiality of any material trade secret or confidential information of the Company or any Company Subsidiary or, to the extent the Company or any Company Subsidiary is responsible therefor, of any Third Party. The documentation relating to all material trade secrets of the Company or any Company Subsidiary is current, accurate, and sufficient in detail and content to identify and explain such trade secrets and to allow their full and proper use in the operation of the business of the Company or any Company Subsidiary without reliance on the knowledge or memory of any individual.

(f)            Neither the execution, delivery, or performance of this Agreement, nor the consummation of the Contemplated Transactions, will, with or without notice or the lapse of time, result in a breach or violation of, or require consent under, any Contract concerning the Company Owned IP, any Company IP Agreement, or any Business IT Systems, or result in the loss of ownership of, or any right to use, or the creation of any Lien (other than a Permitted Lien) on, any Company Owned IP or Business IT Systems, or give rise to any right of a Third Party to any of the foregoing. No fees payable under any Company IP Agreement will materially increase as a result of the consummation of the Contemplated Transactions.

(g)            The Company and each Company Subsidiary’s use of Open Source Software has not resulted in, and does not require, the Company to disclose, license, or distribute any proprietary Software of the Company in source code form, to license any proprietary Software of the Company or the Company Subsidiaries for the purpose of making derivative works, or to make any proprietary Software of the Company or the Company Subsidiaries available at no charge.

(h)            The Company and each Company Subsidiary owns or has a valid right to use its Business IT Systems, and the Business IT Systems are sufficient for, and constitute all Business IT Systems necessary for, the conduct of the business of the Company as currently conducted. The Business IT Systems are in good working condition and have been maintained in accordance with commercially reasonable standards, and do not contain any disabling code, back door, time bomb, Trojan horse, virus, ransomware, malware, worm, or other malicious code. During the past twelve (12) months, neither the Company nor any Company Subsidiary has experienced (i) any material disruption to, or interruption in, the conduct of its business attributable to a defect, bug, breakdown, or other failure of the Business IT Systems or (ii) any material unauthorized access to, or material breach of, any Business IT Systems owned or operated by the Company or the Company Subsidiaries. The Company and each Company Subsidiary has taken commercially reasonable measures to provide for the back-up and recovery of data necessary to the business as currently operated.

3.11.        Privacy and Data Security.

(a)            Except as set forth on Schedule 3.11(a), the Company and each Company Subsidiary is and for the three (3) years immediately preceding the date of this Agreement: (i) has been and is in material compliance with all Data Protection Requirements; (ii) has developed and implemented public privacy notices and internal data security or privacy policies and procedures (copies of which have been made available to Buyer); (iii) maintains commercially reasonable and necessary administrative, physical, and technical information security measures to protect the confidentiality, integrity, and availability of its information technology systems and Personal Information in its possession or control, and designed to prevent the loss and unauthorized use, access, alteration, destruction or disclosure of such Personal Information; and (iv) has trained its employees to follow these policies and procedures.

(b)            Neither the Company nor any Company Subsidiary has been subject to or received notice of any action, Order, or written complaint regarding the protection, collection, access, use, storage, disposal, disclosure, or transfer of Personal Information or the violation of any Data Protection Requirements, nor, to the Knowledge of the Company, is any action or Order threatened against a Company.

(c)            Neither the Company nor any Company Subsidiary has suffered, discovered, or been notified of any unauthorized acquisition, use, disclosure, access to, or breach of any Personal Information that (i) constitutes a breach or a data security incident under any Data Protection Requirements; or (ii) materially compromises (individually or in the aggregate) the security or privacy of such Personal Information.

(d)            In the three (3) years immediately preceding the date of this Agreement, neither the Company nor any Company Subsidiary has reported a breach or compromise of Personal Information to any Person, either voluntarily or based on Data Protection Requirements.

(e)            In the three (3) years immediately preceding the date of this Agreement, neither the Company nor any Company Subsidiary has filed a claim for coverage relating to any data security or privacy matter covered under an insurance policy issued to, or on behalf of, the Company or the Company Subsidiaries.

(f)            Neither the Company nor any Company Subsidiary has any obligation under any Material Contract to maintain Personal Information in a manner that physically separates data of one customer from that of another.

(g)            In the three (3) years immediately preceding the date of this Agreement, the Company and each Company Subsidiary has performed a periodic security risk assessment and has created and maintained documentation regarding such security risk assessments in accordance with Privacy and Cybersecurity Laws. The Company and each Company Subsidiary has addressed or is remediating all material deficiencies identified in such security risk assessments.

(h)            The consummation of the transactions contemplated hereby does not violate any Data Protection Requirements. Immediately following the Closing, the surviving entity will own and continue to have the right to use all Personal Information on substantially similar terms and conditions as the Company enjoyed immediately prior to the Closing Date.

3.12.        Contracts.

(a)            Material Contracts. Schedule 3.12(a) sets forth true, correct and complete list (and to the extent that a Material Contract is oral, such Schedule contains an accurate description of the material terms thereof, and such Schedule indicates the applicable clause(s) among the following to which each such Material Contract relates) of each of the following Contracts, whether written or oral, to which the Company or any Company Subsidiary is a party or by which it or its assets is bound excluding any Plans set forth on Schedule 3.17(a) (each, a “Material Contract” and collectively, the “Material Contracts”):

(i)            Contracts evidencing Indebtedness for borrowed money owed by the Company or any Company Subsidiary with an original principal amount in excess of One Million and 00/100 Dollars ($1,000,000.00);

(ii)           all Company Employment Contracts that provide for annual base compensation in excess of Three Hundred Thousand and 00/100 Dollars ($300,000.00);

(iii)          all Company IP Agreements;

(iv)          leases of personal property under which the Company or any Company Subsidiary is the lessee and is obligated to make payments in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) per annum;

(v)          Contracts providing for the acquisition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of equity, sale of assets, or otherwise) entered into at any time during the last three (3) years;

(vi)         Contracts currently limiting the freedom of the Company or any Company Subsidiary to engage in any line of business, acquire any Entity or compete with any Person or in any market or geographical area;

(vii)        any labor or collective bargaining agreements or similar agreements with any union, works council, or collective labor organization;

(viii)        all Contracts, the performance of which is reasonably expected to involve annual payments on the part of the Company or any Company Subsidiary in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) and are not terminable by the Company or such Company Subsidiary on thirty (30) days’ notice or less without premium or penalty (excluding sales orders and purchase orders issued in the Ordinary Course of Business);

(ix)          any Contracts relating to the supply of products (including distribution, dealer, broker, and sales representative Contracts) or services by the Company or any Company Subsidiary in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) and are not terminable by the Company or such Company Subsidiary on thirty (30) days’ notice or less without premium or penalty (excluding sales orders and purchase orders issued in the Ordinary Course of Business);

(x)           all settlement agreements that impose any outstanding obligations or restrictions on the Company or any Company Subsidiary;

(xi)          each Contract with a current or former Company Employee providing for severance, retention, change in control, or other similar payments or benefits for such Company Employee other than the Company Employment Contracts listed under subsection (ii) above;

(xii)         any joint venture, limited partnership agreements or similar agreements;

(xiii)        any grower agreement, contract poultry production agreement, hatchery agreement, or similar agreement relating to the production or supply of live poultry that provides for annual payments by the Company or any Company Subsidiary in excess of Five Hundred Thousand Dollars ($500,000.00) or that is otherwise material to the Company’s poultry supply operations;

(xiv)        any Contract that is terminable, cancellable or modifiable upon a change in control of the Company;

(xv)         any Contract that relates to capital expenditures or the acquisition of fixed assets with expected aggregate expenditures in excess of Two Hundred Fifty Thousand Dollars ($250,000.00);

(xvi)        any Contract that contains a power of attorney;

(xvii)       any Contract that relates to hedging of risk or contains a swap or similar arrangement;

(xviii)      any Contract that contains any form of most-favored-nation clause, right of first refusal clause, take-or-pay clause, grants any party exclusivity, or contains any similar provision;

(xix)        any Contract providing for (or under which the Company or any Company Subsidiary provides) allowances or rebates in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum;

(xx)         any Contract that relates to the indemnification of any Person (excluding sales orders and purchase orders issued in the Ordinary Course of Business); and

(xxi)        any Contract not entered into in the Ordinary Course of Business.

(b)            Status of Material Contracts. A true and complete copy of each Material Contract has been made available to Buyer. Except as disclosed in Schedule 3.12(b), all Material Contracts (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) are legal, valid, and binding on the Company and the Company Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto and are in full force and effect and enforceable against the Company and the Company Subsidiaries, as applicable, and to the Knowledge of the Company, against each other party thereto, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as set forth in Schedule 3.12(b), all Material Contracts will continue to be so legal, valid, binding, in full force and effect and enforceable on identical terms upon the consummation of the Contemplated Transaction, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)            With respect to each Material Contract, as of the date of this Agreement, (i) neither the Company nor any Company Subsidiary is in default under or in breach of, or in receipt of any written, or to the Knowledge of the Company, other claim of default under or breach of, any Material Contract, and (ii) to the Knowledge of the Company, no other party to any Material Contract is in default under or in breach of any Material Contract. No event has occurred that (with or without the passage of time or giving of notice, or both) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, any Material Contract or of any material right or obligation thereunder. Neither the Company nor any Company Subsidiary has waived any material right under any Material Contract. Except as set forth on Schedule 3.12(c), no party to any Material Contract has terminated, modified, accelerated or canceled any Material Contract or any material right or liability thereunder or communicated in writing such party’s intent to do so. Neither the Company, nor any Company Subsidiary, has received any prepayment under any Material Contract for any service that has not been fully performed or good that has not been supplied (other than as is fully reflected in the Unaudited Financial Statements and will be in Closing Net Working Capital). If the parties to a Material Contract are performing under terms that have expired by the express terms of such Material Contract, then Schedule 3.12(c) identifies such expiration and describes the material terms under which such parties continue to perform. Except as set forth on Schedule 3.12(c), there are no ongoing negotiations with respect to any Material Contract, and neither the Company nor any Company Subsidiary has received any notice of a party’s desire or intent to renegotiate a Material Contract. For the avoidance of doubt, standard end-user license agreements, website terms of use, privacy notices, and customary commercial terms of sale or purchase used in the Ordinary Course of Business shall not, by themselves, constitute Material Contracts unless otherwise listed on Schedule 3.12(a).

3.13.         Compliance with Laws.

(a)            The Company and each Company Subsidiary is, and for the three (3) years immediately preceding the date of this Agreement has been, in compliance in all material respects with all applicable Laws. Since January 1, 2023, neither the Company nor any Company Subsidiary has received any written notice of the material violation of any Laws by the Company or such Company Subsidiary.

(b)            The Company and each Company Subsidiary holds all material certifications, licenses, permits, authorizations, registrations, variances, exemptions, waivers, consents and approvals of Governmental Authorities and third-party nongovernmental certifying bodies (“Permits”) which are required under applicable Law for the operation of the business of the Company and each Company Subsidiary as currently conducted, and each such Permit is listed in Schedule 3.13(b). All such Permits are in full force and effect and the Company and each Company Subsidiary, as applicable, is in compliance in all material respects with the terms of the Permits to which it is a party. Neither the Company nor any Company Subsidiary has received any notice of revocation, suspension, modification or termination with respect to any Permit, and no Permit is subject to revocation, suspension, modification or termination as a result of the Contemplated Transactions.

3.14.        Environmental Matters.

(a)            Except as set forth in Schedule 3.14, for the past three (3) years the Company and each Company Subsidiary are and have been in compliance in all material respects with all applicable Environmental Laws.

(b)            Except as set forth in Schedule 3.14, the Company and each Company Subsidiary have obtained and maintained all Permits required by applicable Environmental Laws (collectively referred to as “Environmental Permits”) for the operations of the Company, each of which is listed in Schedule 3.13(b), and is and has been, within the last three (3) years, in compliance in all material respects with the terms and conditions of such Environmental Permits. There are no Orders or Legal Proceedings pending or threatened to revoke, suspend, or rescind any such Environmental Permits and, to the Knowledge of the Company, there is no fact or condition that would result in the revocation, suspension, non-renewal, or termination of such Environmental Permits. With respect to any such Environmental Permits, the Company and each Company Subsidiary have undertaken all measures necessary to facilitate transferability of the same or provide notice to, or receive approval from, applicable Governmental Authority, as may be necessary, and, to the Knowledge of the Company, there is no condition, event or circumstance that might prevent or impede the transferability of the same.

(c)            Except as set forth in Schedule 3.14, neither the Company nor any Company Subsidiary is the subject of any pending or, to the Knowledge of the Company, threatened Order or Legal Proceeding alleging noncompliance with, violation of, or liability under any Environmental Law.

(d)            Except as set forth on Schedule 3.14, no Hazardous Substances have been Released (i) at any Owned Real Property, (ii) at any Leased Real Property during the Company’s or any Company Subsidiary’s occupancy of the Leased Real Property, or (iii) to the Knowledge of the Company, at any real property formerly owned, leased, operated, or occupied by the Company or any Company Subsidiary, except, in each instance, in compliance with Environmental Laws in all material respects and in such a manner that would not cause liability under Environmental Law.

(e)            To the Knowledge of the Company, there are no facts, circumstances, events, or conditions relating to the past or present operation of the Company or any Company Subsidiary, or to any property or facility presently or formerly owned, leased, used, or operated by the Company or any Company Subsidiary that would (i) give rise to any Legal Proceeding or material liability under any Environmental Law, or (ii) prevent, impede, or materially increase the costs associated with the ownership, lease, operation, or use of the Owned Real Property, Leased Real Property, business, or assets of the Company or any Company Subsidiary, in each case under any Environmental Law;

(f)            To the Knowledge of the Company, except as set forth on Schedule 3.14(f), none of the following exists at the Owned Real Property or the Leased Real Property: (i) underground storage tanks; (ii) asbestos containing material; (iii) materials or equipment labeled as containing polychlorinated biphenyls; (iv) sumps or catchment or drainage systems; or (v) disposal units or landfills.

(g)            No real property currently or formerly owned, leased, operated, or used by the Company or any Company Subsidiary is listed on, or has been proposed for listing on, the National Priorities List (or the Comprehensive Environmental Response, Compensation, and Liability Information System or the Superfund Enterprise Management System) under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., or any similar state list.

(h)            To the Knowledge of the Company, no per- and polyfluoroalkyl substances are present, manufactured, or intentionally used in the operations of or in any products manufactured, imported, or distributed by the Company or any Company Subsidiary, or at any of the real property currently or formerly owned, leased, or operated by the Company or any Company Subsidiary.

(i)            Neither the Company nor any Company Subsidiary has retained or assumed, by Contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(j)            Except as set forth in Schedule 3.5, the transaction contemplated in this Agreement does not require notice to, or approval from, any Governmental Authority under any Environmental Law.

(k)            The Company has made available to the Buyer true and complete copies of any Phase I Environmental Site Assessment reports, Phase II Environmental Site Assessment reports, environmental reports and compliance audits, and any other material studies, analyses, tests, communications, data, or monitoring in the possession or control of the Company or any Company Subsidiary, pertaining to any environmental investigation, Release of Hazardous Substances, Environmental Law, Environmental Permit, any Order or Legal Proceeding alleging liability, non-compliance, or violations by the Company or any Company Subsidiary under any Environmental Law or Environmental Permit, or any real property currently or formerly owned, leased, operated, or used by the Company or any Company Subsidiary.

3.15.         Legal Proceedings. Except as set forth on Schedule 3.15, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, at law or in equity. Neither the Company nor any Company Subsidiary is subject to any Order except to the extent the same would not reasonably be material to the Company or such Company Subsidiary. Neither the Company nor any Company Subsidiary is in breach or default under any Order.

3.16.        Employment Matters.

(a)            Schedule 3.16(a), sets forth a list of all persons who are employees, independent contractors or consultants of the Company or any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) primary work location, including city and state, and whether such employee primarily performs services from a home office; (v) for each employee, classification as exempt or non-exempt under the Fair Labor Standards Act; (vi) current annual base compensation rate or contract fee; (vii) current commission, bonus or other incentive-based compensation; (viii) total compensation for calendar year 2025; (ix) if applicable, leave status (including type of leave, leave start date and anticipated return to work date); (x) accrued but unused vacation and sick pay (whether in the form of paid time off, or some other form); (xi) if applicable, any employee on a non-immigrant visa, including the category of visa and the expiration date of the visa; and (xii) a description of the fringe benefits provided to each such individual as of the date hereof.

(b)            Neither the Company nor any Company Subsidiary (i) is a party to any collective bargaining agreements or other agreements with any labor organization or union, works council, or other employee organization (each, a “Labor Organization”) (and no such agreement is currently being requested by, or is under discussion by management with, any employee or others) and neither the Company nor any Company Subsidiary is currently negotiating, or obligated to negotiate, any such agreement with any union, labor organization, employee or others; or (ii) is obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision. To the Knowledge of the Company, (i) there is no union organizing campaign pending or threatened in writing and no union organizing campaign has occurred or been threatened in the last three (3) years, and (ii) no unfair labor practice charge or complaint has been pending before the National Labor Relations Board or any other Governmental Authority in the last three (3) years.

(c)            Except as set forth on Schedule 3.16(c), in the last three (3) years there have been no administrative charges, court complaints or Legal Proceeding of which the Company or any Company Subsidiary has been provided written notice or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority concerning alleged discrimination or any other matters relating to the employment of labor or human rights or any other matter relating to employees.

(d)            Except as set forth on Schedule 3.16(d), the Company and each Company Subsidiary is, and for the three (3) years immediately preceding the date of this Agreement has been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, including with respect to terms and conditions of employment, wages and hours, equal opportunity, immigration control, and occupational safety and health.

(e)            To the Knowledge of the Company, no officer or employee of the Company or any Company Subsidiary at the level of manager or higher whose departure would materially disrupt the operations of the Company or any Company Subsidiary, and no group of three or more Company or Company Subsidiary employees in a single department has, as of the date hereof, disclosed any plans to terminate their employment or relationship with the Company or such Company Subsidiary.

(f)            Each Person who provides services to the Company or any Company Subsidiary or who has provided services to the Company or any Company Subsidiary in the last three (3) years: (i) is properly classified with respect to employment status for all purposes, including employment, labor and wage and hour compliance and Tax purposes, and (ii) is or has been classified and treated as an independent contractor, consultant or in a similar capacity qualifies and has qualified as an independent contractor and not as an employee under applicable Law.

(g)            To the Knowledge of the Company, no employees of the Company or any Company Subsidiary is subject to any secrecy, non-solicitation or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee.

(h)            The qualifications of each Company Employee for employment under applicable Law have been reviewed by the Company and a properly completed Form I-9 is on file with respect to each current and former Company or Company Subsidiary employee for whom such Form I-9 is required under applicable Law.

(i)            Neither the Company nor any Company Subsidiary has engaged in any workforce reduction or other action related to any employee of the Company or any Company Subsidiary in the last three (3) years that has resulted in any unsatisfied liability or which could result in liability under the WARN Act, and neither the Company nor any Company Subsidiary has issued any notice that any such action is to occur in the future.

(j)            The Company has made available to the Buyer copies of all employee handbooks and any other material written policies concerning employees of the Company and the Company Subsidiaries.

3.17.            Employee Benefits.

(a)            Schedule 3.17(a) sets forth a complete and correct list of all Plans. For purposes of this Agreement, a “Plan” is each of (i) “Employee Pension Benefit Plan” (as such term is defined in Section 3(2) of ERISA), which is maintained or contributed to by the Company or any Company Subsidiary or under which the Company or any Company Subsidiary has any material liability or material contingent liability, and which is not a multiemployer plan (as defined in Section 3(37) of ERISA); (ii) “Employee Welfare Benefit Plan” (as such term is defined in Section 3(1) of ERISA), which is maintained or contributed to by the Company or any Company Subsidiary or under which the Company or any Company Subsidiary has any material liability or material contingent liability; and (iii) whether or not subject to ERISA, on-site health clinic, retirement, pension, savings, profit sharing, employment, consulting, compensation, equity interest purchase, option, or bonus plan, deferred compensation, severance pay, change in control, incentive, merit or performance bonus, vacation, paid time off, sick pay or leave, medical, dental, health, life, death benefit, group insurance, fringe benefit plan, policy, or arrangement, or payroll practice, whether or not reduced to writing, funded, insured or self-funded, which is maintained by or contributed to by the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has any material liability or material contingent liability and (iv) a Plan described in the preceding subsections (i) – (iii) which is maintained by, contributed to by any ERISA Affiliate or under which an ERISA Affiliate has any material liability or material contingent liability. Each Plan that is an employment, retention, termination, severance, transaction, sale or change-of-control agreement between the Company or any Company Subsidiary and an individual employee is referred to herein as a “Company Employment Contract.”

(b)            With respect to each Plan set forth in Schedule 3.17(a), the Company has provided to Buyer accurate and complete copies of (as applicable): (i) all current Plan documents, (ii) all funding documents in respect of any Plan which is required to be funded, (iii) all administrative arrangement documents, including, but not limited to, trust agreements, insurance contracts, custodial agreements, and investment manager agreements, (iv) the latest favorable determination letter or opinion letter received from the Internal Revenue Service (“IRS”) regarding the qualification of each Plan covered by Section 401(a) of the Code, (v) if applicable, the most recently filed Form 5500 for each Employee Pension Benefit Plan and for each Employee Welfare Benefit Plan, if applicable, (vi) the most recent summary plan description and employee booklets provided to participants, and each summary of material modification regarding the terms and provisions thereof, (vii) the most recent actuarial report, if applicable (viii) nondiscrimination testing and corrections for each year since January 1, 2023 (ix) for 2023, 2024 and 2025 each, the Forms 1094-B, 1095-B, 1094-C and 1095-C, as applicable, for each Plan that constitutes a “group health plan” as defined under the Patient Protection And Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010, and (x) any material or non-routine correspondence with a Governmental Authority since January 1, 2023, in each case if applicable.

(c)            During the last three years, each Plan has been maintained, funded and administered in compliance in all material respects with the terms of such Plan, the applicable requirements of the Code and ERISA and any other applicable Laws, and, if applicable, with any agreement entered into with Labor Organizations.

(d)            Each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter or opinion letter from the IRS to the effect that such Plan is qualified under Sections 401(a) and 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Plan.

(e)            Within the past six (6) years, neither the Company nor any of their respective ERISA Affiliates has maintained, sponsored, contributed to, or any obligation to, or any liability with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA), a pension plan subject to the minimum finding standards of Section 302 of ERISA or Section 412 of the Code, or subject to Section 4021 of ERISA; (iii) a multiple employer plan as described in Section 413(c) of the Code or Sections 210 or 4062 of ERISA; (iv) a “multiple employer welfare arrangement” as described in Section 3(40)(A) of ERISA; or (v) has incurred any liability to or with respect to a Plan (other than with respect to contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due).

(f)            All contributions to the Plans (including both employee and employer contributions), including premium payments and reimbursements, that are required to have been made, whether by virtue of its terms or by operation of Law, have been made by the due date thereof (including all applicable extensions) in all material respects or properly accrued in all material respects.

(g)            The Company and the Company Subsidiaries do not provide any post-employment medical or other welfare benefit coverage for any individual formerly affiliated with the Company or any Company Subsidiary other than coverage mandated by Section 4980B of the Code, or any similar state Laws, and at the sole expense of such individual or their beneficiaries or dependents. The Company has provided a list of each individual who is currently receiving or in the election window to receive continuation coverage under Section 4980B of the Code or any similar state Laws.

(h)            Each trust that funds a Plan that is intended to qualify under Section 501(c)(9) of the Code as a Voluntary Employees’ Benefit Association (“VEBA”) is the subject of a favorable tax-exempt status letter from the IRS to the effect that such VEBA is entitled to tax-exempt status under Section 501(c)(9) of the Code, and nothing has occurred that would reasonably be expected to adversely affect the tax-exempt status of such VEBA. Each such VEBA constitutes a welfare benefit fund within the meaning of Section 419(e) of the Code, and the Company or its ERISA Affiliates have funded benefits under an Employee Welfare Benefit Plan through such VEBA in accordance with Sections 419 and 419A of the Code.  Neither the Company nor any ERISA Affiliate has engaged in or permitted to occur, any transaction that would result in a Tax on the VEBA.  Schedule 3.17(h) sets forth, as of the most recent practical date, a true, correct and complete statement of the VEBA balance and outstanding Employee Welfare Benefit Plan obligations, and the methodology to determine each.

(i)            Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance is in operational and documentary compliance in all material respects with Section 409A of the Code and associated IRS and Treasury Department guidance.

(j)            As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened Legal Proceeding or audit of any kind by or on behalf of any Plan, any employee or beneficiary covered under any Plan or any Governmental Authority involving any Plan, or otherwise involving any Plan (other than routine claims for benefits). Neither the Company nor any ERISA Affiliate has engaged in or permitted to occur and, to the Knowledge of the Company, no other party has engaged in or permitted to occur, any transaction prohibited by Section 405 of ERISA or any non-exempt “prohibited transaction” under Section 4975 of the Code or a breach of fiduciary duty determined under ERISA that could result in any material liability, penalty or Tax to any Plan, the Company or any Company Subsidiary.

(k)            Except as set forth on Schedule 3.17(k), neither the execution of this Agreement nor the consummation of the Contemplated Transactions would be reasonably likely (either alone or in combination with another action) to (i) entitle any Person providing services to the Company or any Company Subsidiary to any payment, forgiveness of Indebtedness, vesting, distribution, or increase in benefits or compensation; (ii) result in any acceleration (of vesting or payment of benefits or compensation or otherwise); (iii) trigger any obligation to fund any Plan (iv) accelerate the time of payment, funding or vesting of compensation or benefits to any current or former employee of the Company; or (v) result in any material payment or benefit (whether in cash, property or the vesting of property) becoming due to any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of the Company or any Company Subsidiary.

(l)            Except as set forth on Schedule 3.17(l), neither the Company nor its Affiliates have made any promise or commitment to any individual who is employed by the Company or any Company Subsidiary, labor union or bargaining representative covering the Company or any Company Subsidiary to amend any Plan, to provide increased benefits or establish any new plan, except as required by Law.

(m)           No current or former employee of the Company or any Company Subsidiary is party to any agreement with the Company, or any Company Subsidiary or any of their respective Affiliates containing an indemnity, reimbursement or gross-up obligation on or after the Closing for any Taxes, including those imposed or arising under Section 409A of the Code.

3.18.         Taxes.

(a)            All Tax Returns required to be filed by the Company and each Company Subsidiary have been filed (taking into account extensions of time to file) and such Tax Returns were true, complete, and correct in all material respects. Except as set forth on Schedule 3.18(a), the Company and each Company Subsidiary has paid all Taxes due and owing by it, whether or not shown on such Tax Returns.

(b)            Except as set forth in Schedule 3.18(b), there is no, and during the past three (3) years there has been no, Tax audit or proceeding pending or, to the Knowledge of the Company, threatened in writing with respect to Taxes of the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has received written notice of any Tax audit or examination that is currently pending. Except as set forth in Schedule 3.18(b), neither the Company nor any Company Subsidiary has granted any extension or waiver of the statute of limitations period, or of the time for assessment or collection, applicable to any Tax or Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(c)            Except as set forth in Schedule 3.18(c), the Company and each Company Subsidiary has or has caused to be withheld and has paid over or has caused to have been paid over to the appropriate Governmental Authorities, all material Taxes required to be so withheld and paid over for all periods under all applicable Law in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, or other party. Except as set forth in Schedule 3.18(c), there are no Liens for unpaid Taxes on the assets of the Company or any Company Subsidiary except for Taxes not yet due and payable.

(d)            Neither the Company nor any Company Subsidiary has received any written claim from any Governmental Authority in any jurisdiction where the Company or such Company Subsidiary does not currently file Tax Returns that it is subject to Tax in that jurisdiction. Neither the Company nor any Company Subsidiary is a resident for Tax purposes of, or has a branch, permanent establishment, or Taxable presence in, any country other than its country of organization.

(e)            Except as set forth in Schedule 3.18(e), neither the Company nor any Company Subsidiary (i) is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, arrangement, or similar Contract (excluding any Contract entered into in the Ordinary Course of Business, the principal purpose of which is not Taxes), (ii) has been a member of an affiliated group (under Code Section 1504(a)) filing a consolidated U.S. federal income Tax Return, (iii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), as transferee or successor to any Person, or otherwise, and (iv) has not executed or filed any power of attorney with respect to Taxes with any Governmental Authority which is still in force.

(f)            There are no closing agreements or similar arrangements with any Governmental Authority with regard to the determination of the Tax liability of the Company or any Company Subsidiary that would have continuing effect on periods (or portions thereof) ending after the Closing Date.

(g)            Neither the Company nor any Company Subsidiary has engaged in any “listed transaction,” as set forth in Section 1.6011-4(b)(2) of the U.S. Treasury Regulations.

(h)            Neither the Company nor any Company Subsidiary has distributed the Equity Securities of another Person or had its Equity Securities distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i)            Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date (i) under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding applicable Law) by reason of a change in method of accounting in any taxable period ending on or before the Closing Date, (ii) pursuant to the provisions of any closing agreement as described in Section 7121 of the Code (or any corresponding applicable Law) executed on or prior to the Closing Date, (iii) as a result of the installment method of accounting, (iv) as a result of the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, or (v) as a result of, the application of Section 951 or Section 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(j)            The Company was since December 29, 1991 and up until the Restructuring, a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code and was, during this time, treated as an S corporation for purposes of the applicable Laws of each state and local jurisdiction in which the Company was subject to Tax and in which an analogous election is available. Seller made a timely and valid QSub election for the Company following the F-Reorganization, and prior to the Conversion, the Company was a QSub, owned by Seller. Since the Conversion, the Company has been validly treated as disregarded as an entity separate from its owner within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii) for U.S. federal and applicable state and local income Tax purposes. No Governmental Authority has challenged the Company’s classification as a disregarded entity, and no election has been filed or will be filed to change such classification for U.S. income Tax purposes. The Company will not be liable for any Tax under Section 1374 of the Code (or any comparable provisions of state or local Tax Law) related to events or transactions occurring prior to or in connection with the Closing.

(k)            Except as set forth on Schedule 3.18(k), the Company and each Company Subsidiary has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable Laws.

(l)            Neither the Company nor any Company Subsidiary is party to any Contract or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of applicable state, provincial, municipal, local or foreign Tax Laws).

(m)           All transactions between the Company and any Company Subsidiary (or between or among any of them) have been carried out on arm’s length terms and conditions, and the Company and Company Subsidiaries have complied in all material respects with all applicable documentation requirements under all applicable Laws relating to such transactions.

(n)            Neither the Company nor any Company Subsidiary is a party to or the beneficiary of any Tax exemption, Tax holiday or other Tax reduction Contract or Order.

(o)            Except as set forth on Schedule 3.18(o), neither the Company nor any Company Subsidiary is (or before the Restructuring, was) subject to any entity-level Income Taxes, nor any of the Company or any Company Subsidiary file any composite Tax Returns and it has not made an election pursuant to which it will incur or otherwise be liable for any Tax of the Company elected, imposed, or paid under a pass-through entity tax regime (such as a state “PTET” or similar elective or mandatory entity-level Tax enacted in connection with the limitation on the deduction of state and local taxes).

(p)            Schedule 3.18(p) sets forth each ERC claimed by the Company and each Company Subsidiary. For each ERC claimed, the Company or such Company Subsidiary was entitled to such ERC.

3.19.        Insurance. All insurance policies maintained by the Company and each Company Subsidiary, including those insurance policies relating to Plans set forth on Schedule 3.17(a), are set forth on Schedule 3.19 (the “Insurance Policies”). All such Insurance Policies are legal, valid, binding, enforceable and in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet but may be required to be paid with respect to any period ending prior to the Closing Date) and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party to any Insurance Policy is in default or otherwise in breach thereof (including regarding payment of premiums or giving of notices). No event has occurred that (with or without the passage of time or giving of notice, or both) would constitute a default or breach, or permit termination, modification, cancellation or acceleration of any right or obligation under any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and the Company Subsidiaries and are sufficient for compliance with all applicable Laws and Contracts to which the Company and any Company Subsidiary is a party or by which it is bound. The Company and each Company Subsidiary is in compliance with all Material Contracts requiring the Company and such Company Subsidiary to list a third party as an additional or named insured.

3.20.        Assets.

(a)            Except with respect to Permitted Liens or as set forth on Schedule 3.20(a), the Company and each Company Subsidiary has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contract or agreement, an enforceable leasehold interest in, or right to use, all of the tangible properties, rights and assets used by it, located on any of its premises, shown on the Unaudited Financial Statements or acquired by it after the Balance Sheet Date or as is otherwise necessary for the conduct of its business, free and clear of any Liens, except for any inventory disposed of in its Ordinary Course of Business since the Balance Sheet Date. Except as set forth on Schedule 3.20(a), none of the Excluded Assets are used in connection with the business of the Company or any Company Subsidiary.

(b)            Except as set forth in Schedule 3.20(b), each such asset is free from material defects (patent and latent), has been maintained in accordance with normal applicable industry practice, is in good operating condition and repair (except normal wear and tear) and is suitable and sufficient for the purposes for which it is used.

3.21.         No Brokers. Except with respect to the engagement of William Blair & Company, neither the Company nor any Company Subsidiary has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the other Transaction Documents or the Contemplated Transactions.

3.22.        Agreements with Company Related Person. Except as set forth in Schedule 3.22, neither the Company nor any Company Subsidiary is, and for the three (3) years immediately preceding the date of this Agreement has been, indebted to, or a party to any agreement with, any Affiliate, Seller, Shareholder, director, officer, manager or employee (or any of their Affiliates) of the Company or such Company Subsidiary (or in the case of any such Person who is an individual, any member of his or her immediate family) (each, a “Company Related Person”), other than the Company Employment Contracts, or for compensation for services rendered, reimbursable business expenses or benefits under the Plans, nor is any Company Related Person indebted to the Company or such Company Subsidiary, other than for advances made to employees of the Company or such Company Subsidiary in the Ordinary Course of Business to meet reimbursable business expenses reasonably anticipated to be incurred by such obligor. No Company Related Person currently has, or at any point during the three (3) years immediately preceding the date of this Agreement had, any interest in any property (real, personal or mixed, tangible or intangible) used in or pertaining to the Company or any Company Subsidiary, except solely in such Person’s capacity as a Shareholder, director, officer, manager or employee, as applicable.

3.23.         FCPA; Anti-Bribery. The Company and each of Company Subsidiary is, and for the three (3) years immediately preceding the date of this Agreement has been, in compliance with the provisions of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and each other anti-corruption or anti-bribery law binding on any of them (collectively, “Anti-Corruption Laws”). Neither the Company nor any Company Subsidiary has, and to the Knowledge of the Company, any of their respective Affiliates, managers, directors, officers, agents, employees or anyone else acting on the Company’s or any Company Subsidiary’s behalf have not, directly or indirectly, paid, offered or promised to pay, or authorized payment of, any monies or any other thing of value to any Government Official (collectively, a “Proscribed Recipient”) for the purpose of, (a) influencing any act or decision of such Proscribed Recipient, (b) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her, or its influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority, or (c) assisting in obtaining or retaining business for or with, or directing business to, any Person, or to secure any other business advantage or regulatory benefit in each case, in violation of any Anti-Corruption Laws. Nor has either the Company or any of the Company Subsidiaries provided any material support or resources to any entity designated as a Foreign Terrorist Organization by the Secretary of State of the United States of America.

3.24.            Food Safety and Regulatory Compliance.

(a)            Except as set forth in Schedule 3.24:

(i)            during the thirty-six (36) months prior to the date hereof, the Company and each Company Subsidiary has operated, and currently operates, in material compliance with all Food Laws;

(ii)            the Company and each Company Subsidiary holds, and during the thirty-six (36) months prior to the date hereof has held, all Permits required under all Food Laws for the conduct of the business of the Company and the Company Subsidiaries as currently conducted, including Permits required by the USDA, and any applicable state or local Governmental Authorities (collectively, “Food Safety Permits”), and all such Food Safety Permits are in full force and effect;

(iii)          during the thirty-six (36) months prior to the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority that any Food Safety Permit will be revoked, suspended, or materially modified, and to the Knowledge of the Company, no such revocation, suspension, or material modification is pending or threatened in writing;

(iv)         during the thirty-six (36) months prior to the date hereof, neither the Company nor any Company Subsidiary has received, or been subject to, any Food Law Action. Further, neither Company nor any Company Subsidiary is the subject of any current or pending Food Law Action, and, to the Knowledge of the Company, no Governmental Authority is threatening any Food Law Action;

(v)          during the thirty-six (36) months prior to the date hereof, no Product has been subject to a recall, market withdrawal, or safety alert, and to the Knowledge of the Company, no Governmental Authority has initiated, requested that the Company or any Company Subsidiary initiate, or threatened in writing any mandatory recall, market withdrawal, or safety alert with respect to any Products;

(vi)          during the thirty-six (36) months prior to the date hereof, neither the Company nor any Company subsidiary has received or been subject to any Legal Proceeding relating to, or otherwise involving: (1) an alleged defect in any Product; (2) the failure of any Product to meet applicable specifications; (3) any misleading or deceptive trade practices or labeling defect; or (4) any allegation that the Products otherwise violate any Food Laws;

(vii)         there is no Legal Proceeding to which the Company or any Company Subsidiary is a party, whether filed, pending, or, to the Knowledge of the Company, threatened, relating to, or otherwise involving: (1) an alleged defect in any Product; (2) the failure of any Product to meet applicable specifications; (3) any misleading or deceptive trade practices or labeling defect; or (4) any allegation that the Products otherwise violate any Food Laws and, to the Knowledge of the Company, there is no fact, situation, circumstance, condition, or other basis for any of the foregoing;

(viii)        during the thirty-six (36) months prior to the date hereof, the Company and each Company Subsidiary has provided all required warnings on or for the Products in accordance with Prop. 65; further, all Product packaging complies, in all material respects, with: (1) all Food Laws related to Per- and polyfluoroalkyl substances (PFAS) chemicals and any other alleged toxins in packaging; (2) do not contain any ingredients or additives prohibited from use in food products under Food Laws; and (3) all Food Laws related to extended producer responsibility; and

(ix)          the Company and each Company Subsidiary has received all necessary label approvals from USDA to market and sell the Products. Additionally: (1) all promotional and advertising materials used or produced by the Company and each Company Subsidiary comply in all material respects with all Food Laws; and (2) all claims on the Products, and all promotional and advertising materials related to the Products, including claims which appear on the Company’s websites or social media platforms, are substantiated with competent and reliable evidence and, where required, with applicable certifications in accordance with Food Laws.

3.25.            Significant Customers and Suppliers.

(a)            Schedule 3.25(a) contains a list (listing the dollar volume for each) of (i) the top ten (10) customers by dollar volume (“Significant Customers”) and (ii) the top ten (10) suppliers by dollar volume of the Company and the Company Subsidiaries (or any co-packer or processor for the benefit of the Company or any Company Subsidiary) (“Significant Suppliers”), in each case, as of and for the twelve (12) month period ended on the most recent Audited Financial Statement date and the six (6) month period ended on the Balance Sheet Date. Neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral notification that any Significant Customer or Significant Supplier intends to or has threatened to materially reduce, cancel, terminate or cease doing business with the Company or any Company Subsidiary or to make any material adverse change in its relationship with the Company or any Company Subsidiary.

(b)            Schedule 3.25(b) lists all programs of discounts, trade ins, allowances, price concessions, incentive or rebate (including discount, slotting/intro allowances, bill back price concessions, or volume incentives) utilized by the Company or any Company Subsidiary for any of the Significant Customers at any point during the three (3) years immediately preceding the date of this Agreement.

3.26.         Accounts Receivable. Except as set forth in Schedule 3.26, all accounts and notes receivable of the Company and the Company Subsidiaries reflected in the balance sheet of the Company and the Company Subsidiaries as of the Balance Sheet Date (a) represent sales actually made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by the Company and the Company Subsidiaries, as applicable, (b) are current and collectible in accordance with the terms of the respective Contract, and (c) constitute valid claims of the Company or the Company Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business (net of any applicable allowance for doubtful accounts and similar reserves and adjustments reflected in such balance sheet). Except as is expressly reserved against in the Financial Statements, no account debtor (x) is delinquent in its payment by more than sixty (60) days, (y) has refused or threatened to refuse to pay its obligations for any reason, or (z) to the Knowledge of the Company, is insolvent or bankrupt.

3.27.         Trade Sanctions Compliance. During the past three (3) years, neither the Company, the Company Subsidiaries, nor, to the Knowledge of the Company, any of its officers, directors, agents, or employees, or any other Person acting on behalf of the Company or any Company Subsidiary: (a) has transacted or dealt with any Person named on, or any Person that is owned fifty percent (50.00%) or more by a Person named on, (i) the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identifications List, or other sanctioned entities list administered and maintained by the U.S. Office of Foreign Assets Control (“OFAC”), (ii) the U.S. Denied Persons List, the U.S. Entity List, the U.S. Military End Users List, or the U.S. Unverified List administered and maintained by the U.S. Department of Commerce, (iii) the consolidated list of Persons subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy, or (iv) the HM Treasury Consolidated List of Financial Sanctions Targets administered and maintained by the United Kingdom (each such Person, a “Restricted Party”); (b) has transacted or dealt with any Person located, organized, ordinarily resident in, or owned or controlled by a country, territory, or region, or its applicable Governmental Authority, that is the subject of comprehensive economic or financial sanctions or export restrictions Laws, requirements, or trade embargoes imposed, administered, or enforced, by an applicable Governmental Authority that broadly prohibit transacting or dealing with such country, territory, or region, or its applicable Governmental Authority, currently including the Crimea, Kherson, Zaporizhzhia, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine, Belarus, Russia, Iran, Afghanistan, Syria, Cuba, Venezuela, and North Korea (each such territory, a “Restricted Jurisdiction”); (c) has engaged in any unauthorized importation, exportation, or re-exportation of goods, software or technology that is prohibited under the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, or any other applicable export control Laws or trade embargoes imposed, administered, or enforced by an applicable Governmental Authority; (d) has violated any U.S. anti-boycott requirements; (e) has otherwise given, promised, offered, received, paid, or authorized the same, anything of value to or from any Person that was, is or would be prohibited under applicable economic or financial sanctions or import or export restrictions Laws or trade embargoes imposed, administered, or enforced, by an applicable Governmental Authority, including any Restricted Party or Person in any Restricted Jurisdiction ((a), (b), (c), and (d), collectively, “Sanctions Laws”); or (f) has received written or unwritten notice, inquiry, or allegation, or has been party to any voluntary or involuntary disclosures, investigation, or audit, with or from any applicable Governmental Authority with respect to actual or alleged violation of such Sanctions Laws.

3.28.         No Other Representations or Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY IN THIS Article III (AS LIMITED BY THE SCHEDULES HERETO), THE REPRESENTATIONS AND WARRANTIES OF SELLER IN Article IV (AS LIMITED BY THE SCHEDULES HERETO) AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ANY TRANSACTION DOCUMENT, NONE OF THE COMPANY PARTIES HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATION OR WARRANTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS Article III (AS LIMITED BY THE SCHEDULES HERETO), IN Article IV (AS LIMITED BY THE SCHEDULES HERETO), AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ANY TRANSACTION DOCUMENT, NO REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, BY ANY COMPANY PARTY TO BUYER OR ANY OTHER PERSON, INCLUDING (I) IN RESPECT OF SELLER OR THE COMPANY OR ANY OF THEIR ASSETS, LIABILITIES OR OPERATIONS, INCLUDING AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY TANGIBLE ASSETS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE JURISDICTION), (II) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OTHER PERSON, OR (III) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE AT ANY TIME TO BUYER OR ANY OTHER PERSON, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

Article IV
Seller’s Representations and Warranties

Seller represents and warrants to Buyer as follows:

4.1.          Organization and Power; Authority. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Wisconsin and has full power, authority and capacity to execute and deliver, and to perform its obligations under, this Agreement and the Transaction Documents to which Seller is a party, and to consummate the transactions contemplated hereby and thereby. Other than the Requisite Shareholder Approval, the execution and delivery of this Agreement has been, and the Transaction Documents to which Seller is a party will be at or prior to the Closing, duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Transaction Documents to which Seller is a party will constitute at or prior to the Closing, the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its and their terms, subject only to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.2.           Title. Except as set forth on Schedule 4.2, Seller owns (of record and beneficially), and has good and valid title to, the Interests, free and clear of all Liens (other than restrictions imposed by applicable securities Laws). At the Closing, Seller will deliver to Buyer the Interests free and clear of all Liens. Seller has the power and authority to sell and transfer the Interests that are to be sold to Buyer hereunder. Except as set forth on Schedule 4.2, Seller is not a party to any voting trust, proxy or other voting agreement with respect to any of the Equity Securities of the Company or to any agreement relating to the registration, acquisition, issuance, sale, redemption, transfer or other disposition of the Equity Securities of the Company.

4.3.           No Violation. Except as disclosed on Schedule 4.3 or as may be required to comply with the requirements of the HSR Act, any other Antitrust Law, this Agreement, or the other Transaction Documents to which Seller is a party, the execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party, the compliance with and performance of the terms of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the Contemplated Transactions by Seller do not, and will not, directly or indirectly, result (with or without notice or lapse of time, or both) in any amendment, suspension, modification, acceleration of rights or obligations under, the imposition of any Lien, violation of or default under, or give rise to a right of amendment, suspension, modification, acceleration of rights or obligations, termination, cancellation or to impose any Lien under any provision of (a) the Organizational Documents of the Seller, (b) any Law or Order to which the Seller is subject or by which any of the properties or assets of the Company are bound, or (c) any Contract or Permit to which the Seller is a party or by which it or any of the properties or assets of the Seller is bound.

4.4.           Governmental Authorizations and Consents. No Governmental Consents are required to be obtained or made by the Seller in connection with the execution, delivery and performance of this Agreement or any Transaction Documents to which the Seller is, or is to be, a party or the consummation by the Seller of the Contemplated Transactions, except for such filings as may be required under the HSR Act or any other applicable Antitrust Laws and those Governmental Consents listed in Schedule 3.5.

4.5.          Legal Proceedings. There is no Legal Proceeding pending or, to the knowledge of Seller, threatened against or involving Seller which questions the validity of this Agreement or any of the Transaction Documents to which it is a party or seeks to prohibit, enjoin or otherwise challenge Seller’s ability to consummate the Contemplated Transactions.

4.6.          Brokers. Except with respect to the engagement of William Blair & Company, Seller has not engaged any Person who is or may be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the Contemplated Transactions or introducing the Parties to each other.

4.7.          No Other Representations or Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY IN Article III (AS LIMITED BY THE SCHEDULES HERETO), THE REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS Article IV (AS LIMITED BY THE SCHEDULES HERETO) AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ANY TRANSACTION DOCUMENT, NONE OF THE COMPANY PARTIES HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATION OR WARRANTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN Article III (AS LIMITED BY THE SCHEDULES HERETO), IN THIS Article IV (AS LIMITED BY THE SCHEDULES HERETO) AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ANY TRANSACTION DOCUMENT. NO REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, BY ANY COMPANY PARTY TO BUYER OR ANY OTHER PERSON (I) IN RESPECT OF SELLER OR THE COMPANY OR ANY OF THEIR ASSETS, LIABILITIES OR OPERATIONS, INCLUDING AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY TANGIBLE ASSETS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE JURISDICTION), (II) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OTHER PERSON, OR (III) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE AT ANY TIME TO BUYER OR ANY OTHER PERSON, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

Article V
Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller and the Company as follows:

5.1.            Organization and Power. Buyer is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Buyer is not (a) designated on, or is owned or controlled by any Persons that are designated on, any sanctions-related list, including the U.S. Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, or (b) located, organized, or resident in any country or territory which is itself the subject of any applicable economic sanctions. Buyer has the requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its businesses as currently conducted. Buyer is not a single purpose entity or a newly formed entity without operating history, and has material ongoing business operations independent of the Contemplated Transactions. Buyer is duly qualified to do business and is in good standing (to the extent such concept is recognized), under the Laws of each jurisdiction in which the character of their properties owned, operated or leased, or the nature of its activities, makes such qualification necessary.

5.2.            Authorization and Enforceability. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the performance by Buyer of the Contemplated Transactions have been duly authorized by Buyer, and no other corporate proceedings on the part of Buyer (including any stockholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party or the consummation of the Contemplated Transactions. This Agreement is, and each of the Transaction Documents to be executed and delivered at the Closing by Buyer will be at the Closing, duly authorized, executed and delivered by Buyer, and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of Buyer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3.            No Violation. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, the compliance with and performance of the terms of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the Contemplated Transactions will not, assuming that all consents, approvals, authorizations, and filings contemplated by Section 5.4 have been duly obtained and made, (a) conflict with or violate any provision of the Organizational Documents of Buyer, (b) conflict with or violate in any material respect any Law applicable to Buyer or by which Buyer is bound or to which any of Buyer’s assets or properties are subject, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Neither Buyer nor its Affiliates are subject to any Contract that would materially impair or delay Buyer’s ability to consummate the Contemplated Transactions.

5.4.            Governmental Authorizations and Consents. No Governmental Consents are required to be obtained or made by Buyer in connection with the execution, delivery and performance, validity and enforceability of this Agreement or any Transaction Documents to which it is, or is to be, a party, or the consummation by Buyer of the Contemplated Transactions, except for such filings as may be required under the HSR Act or any other applicable Antitrust Laws and those Governmental Consents listed on Schedule 3.5.

5.5.            Legal Proceedings. There is no Legal Proceeding pending or, to the knowledge of Buyer, threatened against or involving Buyer which questions the validity of this Agreement or any of the Transaction Documents to which it is a party or seeks to prohibit, enjoin or otherwise challenge Buyer’s ability to consummate the Contemplated Transactions.

5.6.            Sufficiency of Funds. Buyer represents and warrants that it has sufficient cash on hand and/or committed financing necessary to enable it to make payment of the Purchase Price (including any Excess Amount or other additional amounts that may become payable by Buyer under Section 2.5), enter into and perform the terms and conditions of this Agreement and the Transaction Documents to which it is a party, and consummate the Contemplated Transactions on the terms and subject to the conditions set forth in this Agreement and the Transaction Documents.

5.7.            Investment Purpose. Buyer is acquiring the Interests and the Company solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal, state and provincial securities Laws. Buyer agrees that no Equity Securities of the Company may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Buyer is able to bear the economic risk of holding its investment in the Company for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.8.            Solvency. No transfer of property is being made, and no obligation is being incurred in connection with the Contemplated Transactions with the actual intent to hinder, delay or defraud either present or future creditors of the Company. Assuming that (x) the representations and warranties of the Company contained in Article III (as limited by the Schedules hereto) are true and correct, and (y) the satisfaction of the conditions to Buyer’s obligation to complete the Closing set forth in Section 7.3, immediately after giving effect to the Contemplated Transactions, the Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured and will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities).

5.9.            No Brokers. Buyer has no obligation to any Person, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the Contemplated Transactions that would cause Seller or the Company to become liable for payment of any fee or expense with respect thereto.

5.10.            No Inducement or Reliance; Independent Assessment.

(a)            Buyer has not been induced by and has not relied upon any representations, warranties, statements, or other information whether express or implied, made or provided by the Company Parties, except for the representations and warranties of the Company expressly set forth in Article III (as limited by the Schedules hereto), the representations and warranties of Seller set forth in Article IV (as limited by the Schedules hereto) and the representations and warranties expressly contained in any Transaction Document, whether or not any such representations, warranties, statements, or other information were made in writing or orally. Buyer represents and warrants that no Company Party has made any representation or warranty, express or implied, oral or written, including any implied warranty of merchantability or of fitness for a particular purpose, as to the accuracy or completeness of any information regarding any Company Party or the Contemplated Transactions except for the representations and warranties expressly given by the Company in Article III (as limited by the Schedules hereto),the representations and warranties of Seller set forth in Article IV (as limited by the Schedules hereto) and the representations and warranties expressly contained in any Transaction Document, and none of the Company Parties will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its Representatives, or the use by Buyer or its Representatives, of any information, including publications, any confidential information memorandum or data room information provided to Buyer or its Representatives, or any other document or information in any form provided to Buyer or its Representatives in connection with the Contemplated Transactions. Buyer acknowledges that it has inspected and conducted, to its satisfaction, its own independent investigation of the Company, subject to the representations and warranties made by the Company in Article III (as limited by the Schedules hereto),the representations and warranties of Seller set forth in Article IV (as limited by the Schedules hereto) and the representations and warranties expressly contained in any Transaction Document. In entering into this Agreement and making the determination to proceed with the Contemplated Transactions, Buyer has relied on the results of its own independent investigation and analysis, in addition to the representations and warranties of the Company expressly set forth in Article III (as limited by the Schedules hereto),the representations and warranties of Seller set forth in Article IV (as limited by the Schedules hereto) and the representations and warranties expressly contained in any Transaction Document.

(b)            Except as expressly set forth in Article III, Article IV (as limited by the Schedules hereto) and in any Transaction Document, Buyer acknowledges that none of the Company Parties makes, will make or has made any representation or warranty, express or implied, including as to the prospects of the Company or its businesses or profitability for Buyer, or with respect to any forecasts, projections or business plans made available to Buyer (or its Affiliates or Representatives) in connection with Buyer’s review of the Company.

Article VI
Covenants

6.1.            Conduct of the Business.

(a)            Except (i) as required by applicable Law, (ii) as required by this Agreement (including the distribution of the Excluded Assets), (iii) as set forth in Schedule 6.1(a), or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article VIII, (A) the Company shall (and shall cause each Company Subsidiary to) use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business, and (B) the Company will not (and shall cause each Company Subsidiary to not):

(i)            modify or amend its Organizational Documents;

(ii)           issue, sell, or otherwise permit to become outstanding any Equity Securities of the Company or any Company Subsidiary or any securities convertible into, or options with respect to, warrants to purchase, or rights to subscribe for, any Equity Securities of the Company or any Company Subsidiary;

(iii)          enter into any Contract that purports to limit, curtail or restrict the kinds of businesses which it may conduct in any material respect;

(iv)          acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any Person or other business organization or division thereof

(v)          distribute, divest, sell, assign, license, transfer, convey or otherwise dispose of, or encumber, any of the Interests or any asset of the Company or any Company Subsidiary, other than (A) sales of inventory and Products in the Ordinary Course of Business (B) except for the distribution of the Excluded Assets to Seller pursuant to Section 6.1(d), and (C) distributions of cash to Seller, provided that such distributions are completed prior to 11:59 p.m. Central Time on the day immediately prior to the Closing Date;

(vi)          adopt a plan or agreement of complete or partial, or otherwise effect any, liquidation, dissolution, merger, amalgamation, arrangement, consolidation, restructuring, recapitalization, reclassification, stock dividend, stock split or other reorganization of the Company or the Company Subsidiaries;

(vii)         enter into, adopt, materially amend or terminate any Plan (or arrangement that would have been a Plan had it been in existence on the date hereof), Company Employment Contract that provides for a base salary or severance amount, as applicable, of more than Three Hundred Thousand and 00/100 Dollars ($300,000.00), except (A) to the extent required by Law, or (B) as expressly contemplated by this Agreement or the terms of any Plan;

(viii)       change its accounting policies or procedures except to the extent required to conform with GAAP;

(ix)          change its fiscal year;

(x)           settle, or consent to the settlement of, any material claim, audit or Legal Proceeding that would result in the payment by the Company or any Company Subsidiary of more than One Million Dollars ($1,000,000.00) individually or would result in the imposition of any injunctive relief against the Company or any Company Subsidiary;

(xi)           assume or incur any Indebtedness, except borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements and that are made under existing lines of credit or capitalized lease obligations;

(xii)         subject to any Lien any of the Equity Securities, properties or assets (whether tangible or intangible) of the Company or any Company Subsidiary;

(xiii)        make (or become legally committed to make) any capital expenditures, except for capital expenditures pursuant to the Capital Plan;

(xiv)        other than with respect to customers in the Ordinary Course of Business and employees as advances of business expenses in the Ordinary Course of Business, loan or advance any funds to any Person;

(xv)         enter into any Contract that would be a Material Contract if such Contract existed as of the date hereof except for Contracts with customers and suppliers that are entered into in the Ordinary Course of Business on commercially reasonable terms generally consistent with terms provided to similarly situated customers and suppliers;

(xvi)        amend, terminate, or otherwise modify any Material Contract, including Material Contracts with customers and suppliers, other than amendments, terminations, or modifications in the Ordinary Course of Business that are commercially reasonable;

(xvii)       materially delay, decrease, or increase the rate of promotional or marketing expenditures;

(xviii)      cancel, terminate, or modify any insurance Contract;

(xix)        with respect to the Company and each Company Subsidiary (A) fail to file any Income Tax or other material Tax Returns of the Company that are due on or before the Closing Date, (B) make or change any election in respect of Taxes, (C) amend, modify or otherwise change any filed Income Tax or other material Tax Return, (D) adopt or request permission of any Governmental Authority to change any accounting method in respect of Taxes, (E) enter into any closing agreement or voluntary disclosure agreement in respect of any Taxes, (F) settle any claim or assessment in respect of a material amount of Taxes, (G) surrender or allow to expire any right to claim a material refund of Taxes, or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes; or

(xx)         authorize, agree, resolve, declare or consent to any of the foregoing.

(b)            Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Company or any Company Subsidiary prior to the Closing. Prior to the Closing, the Company and each Company Subsidiary shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

(c)            Nothing contained in this Agreement shall prohibit the Company from (i) repaying Indebtedness prior to 11:59 p.m. Central Time on the day immediately prior to the Closing Date or (ii) paying any cash distributions in respect of its outstanding Equity Securities prior to 11:59 p.m. Central Time on the day immediately prior to the Closing Date. At and after 11:59 p.m. Central Time on the day immediately prior to the Closing Date, neither the Company nor any Company Subsidiary shall make any payment on any Indebtedness or any Transaction Expense or distribute or pay any amounts to Seller or any Affiliate of Seller.

(d)            Notwithstanding anything to the contrary in this Agreement, prior to the Closing, Seller and the Company shall be permitted, without the consent of Buyer, to cause the Company to distribute the Excluded Assets to Seller, provided that such distribution shall be without recourse, liability or obligation to the Company and each Company Subsidiary, and Buyer hereby acknowledges and agrees that (i) such actions are expressly contemplated by this Agreement, (ii) Buyer shall acquire the Interests subject to the Excluded Assets having been so distributed or transferred, and (iii) Buyer shall not be entitled to any reduction in, or other adjustment to, the Purchase Price, or any claim against Seller, the Company or any of their respective Affiliates, in respect of the Excluded Assets or any such distribution or transfer.

6.2.            Access Prior to the Closing. During the period from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article VIII, the Company shall provide Buyer and its Representatives reasonable access during regular business hours and upon reasonable prior written notice to all offices, properties, businesses, facilities, operations, and Books and Records of the Company and each Company Subsidiary as Buyer may reasonably request; provided, that (a) any such access to the Leased Real Property shall be subject to the rights of the applicable lessors and other tenants, if any, and to the terms and conditions of the Real Property Leases, (b) Buyer and its Representatives shall take such action as is deemed necessary in the reasonable judgment of the Company to schedule such access and visits through a designated officer of the Company and in such a way as to avoid unreasonably disrupting in any material respect the normal business of the Company, (c) the Company shall not be required to take any action which would, in the reasonable judgment of the Company, constitute a waiver of the attorney-client or other privilege or would compromise the Company’s confidential information, (d) in no event shall Buyer or any of its Representatives be permitted to conduct any sampling of any environmental media, including soil, sediment, groundwater, surface water, indoor or outdoor air or building material, and (e) in no event shall such access unreasonably interfere with the operations of the Company’s business. For the avoidance of doubt, the information provided or made available in connection with such access pursuant to this Section 6.2 may be “Confidential Information” in accordance with the terms and subject to the conditions of the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate. Buyer hereby agrees that from the date hereof until the Closing Date or the earlier termination of the Agreement, it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to) contact and communicate with the employees, customers, service providers, and suppliers of the Company with respect to the transactions contemplated hereby without the prior consultation with and written approval of the Company; provided, however, that the foregoing restriction shall not apply to (i) communications with customers, service providers or suppliers of the Company with whom Buyer or its Representatives have a current or prior business relationship if such communication does not relate to the Company, this Agreement, or the Contemplated Transactions and (ii) solicitations or communications aimed at the general public or a general category or type of individual, and not specifically at any employee or employees of the Company, to which any employee of the Company responds.

6.3.            Efforts to Consummate; Regulatory Filings.

(a)            Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law, each of Buyer, Seller, and the Company shall cooperate in good faith and use their reasonable best efforts to take, or cause to be taken, all appropriate and reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions (provided however that neither Buyer nor Seller will be obligated to waive any condition to its obligation to consummate the transactions contemplated hereby), including:

(i)            the satisfaction of the applicable conditions set forth in Article VII, the obtaining of all Governmental Consents, and the making of all applicable filings, registrations or declarations specified in Section 3.5 and Section 4.4 and the taking of all necessary steps to obtain such Governmental Consents and to make such registrations;

(ii)            the obtaining of all necessary consents, approvals, or waivers from non-governmental Third Parties, including any required consents, approvals, or waivers under Contracts set forth on Schedule 3.4 and Schedule 4.3; provided, however, that certain consents, approvals, or waivers thereunder may not be obtained prior to the Closing and Buyer acknowledges and agrees that failure to obtain such consents, approvals, or waivers as a result of any default, acceleration, or termination, or any Legal Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent, approval, or waiver in and of itself, shall not constitute, or be deemed to constitute, a breach or default of this Section 6.3(a); and

(iii)            the execution and delivery of any additional instruments reasonably necessary to consummate the Contemplated Transactions and to fully carry out the purposes of this Agreement.

Without limiting the generality of the foregoing, the Parties agree that nothing in this Section 6.3(a) shall require that Seller or the Company agree to any obligations or accommodations (financial or otherwise) binding on the Company or Seller in the event the Closing does not occur. For the avoidance of doubt, so long as Seller and the Company comply with this Section 6.3(a), the failure to obtain any consent, approval, or waiver pursuant to Section 6.3(a)(ii) shall not constitute, or be deemed to constitute, a Company Material Adverse Effect, individually or in the aggregate.

(b)            In furtherance and not in limitation of Section 6.3(a), each of Buyer and, where applicable, Seller, and the Company undertakes and agrees to make or cause to be made the registrations, declarations and filings required of such Party under the HSR Act and any other Antitrust Laws (“Antitrust Filings”) with respect to the Contemplated Transactions as promptly as reasonably practicable after the date of this Agreement, and in no event later than ten (10) Business Days from the date of this Agreement. Any filing fees associated therewith shall be paid by Buyer. Each of Buyer and the Company shall (i) subject to applicable Law and claims of privilege, furnish to the other Party as promptly as reasonably practicable all information required for any Antitrust Filing or other filing to be made by the other Party pursuant to any applicable Law in connection with the Contemplated Transactions, (ii) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any state attorney general or other Governmental Authority in connection with such Antitrust Filings, registrations, declarations and filings or with respect to the Contemplated Transactions, and (iii) not extend any waiting period under the HSR Act or any other Antitrust Laws or enter into any agreement with the FTC, the Antitrust Division or any other Governmental Authority not to consummate the Contemplated Transactions, except with the prior written consent of the other Parties hereto (which consent shall not be unreasonably withheld or delayed).  In furtherance and not in limitation of the foregoing, Buyer agrees to (A) defend against any action of any Governmental Authority that attempts to enjoin the Contemplated Transactions, and (B) divest or hold separate any assets, properties, products, product lines, services, businesses, or rights of the Company or the Company Subsidiaries, but only to the extent that those assets are not material to the business of the Company and the Company Subsidiaries, taken as a whole, and such divestiture or holding separate is conditioned upon the Closing. Notwithstanding any provision to the contrary herein, in no event shall any Party be required to take any action under this Section 6.3 if there has been entered any injunction or similar Order (whether temporary, preliminary or permanent) that would restrain, prevent, or delay the Closing prior to the consummation of the Contemplated Transactions. Buyer shall not be required to agree to divest or hold separate any of its or its Affiliates’ operations, businesses or assets.

(c)            Each Party shall (i) promptly notify the other Party of any material communication to that Party from the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority in respect of any Antitrust Filing, investigation, inquiry or other proceeding relating to the Contemplated Transactions and, subject to applicable Law, discuss with the other Party (and its counsel) and permit the other Party (and its counsel) to review in advance, and consider in good faith the other Party’s reasonable comments in connection with any proposed written communication to any of the foregoing; (ii) not participate or agree to participate in any substantive meeting, telephone call, or discussion with any Governmental Authority in respect of any Antitrust Filing, investigation or inquiry concerning this Agreement or the Contemplated Transactions unless it consults with the other Party in advance and gives the other Party the opportunity to attend and participate thereat, to the extent reasonably practicable and not prohibited by such Governmental Authority; (iii) subject to applicable Law and claims of privilege, furnish the other Party promptly with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Contemplated Transactions; and (iv) act in good faith and reasonably cooperate with the other Party in connection with any Antitrust Filings, registrations, declarations and filings concerning this Agreement or the Contemplated Transactions and in connection with resolving any investigation or other inquiry of any Governmental Authority under the HSR Act or any other Antitrust Law with respect to any such Antitrust Filing registration, declaration or filing or the Contemplated Transactions. Notwithstanding the foregoing, Buyer will, on behalf of itself, Seller and the Company, control and lead all communications, timing and strategy decisions relating to obtaining all approvals, consents, waivers, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or other Person necessary, proper or advisable to consummate the Contemplated Transactions.

(d)            Buyer shall not, and shall cause its Subsidiaries and Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, amalgamation, arrangement or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Contemplated Transactions, or (iii) delay the consummation of the Contemplated Transactions.

(e)            Prior to the Closing, the Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause the Company’s Subsidiaries and its and their Representatives to, cooperate, at the Buyer’s expense, as is customary in connection with the arrangement of Buyer’s financing for the Contemplated Transactions as may be reasonably requested by the Buyer.  Without limiting the Company’s other obligations hereunder, nothing in this Section 6.3(e) will require such cooperation to the extent that it would: (i) unreasonably disrupt or interfere with the business or operations of the Company or the Company’s Subsidiaries; (ii) require the Company to pay any fees, incur or reimburse any material out-of-pocket costs or expenses or other liability (except to the extent such expenses or liabilities advanced by the Buyer), or make any material payment in connection with any financing; (iii) require the Company or any Company Subsidiary or any of its or their Affiliates to enter into any Contract, or agree to any change or modification of any Contract; or (iv) reasonably be expected to cause any representation, warranty or covenant in this Agreement to be breached by the Company or any Company Subsidiary. Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that Buyer’s obligations to consummate the Contemplated Transactions (including the obligation to pay the Purchase Price) are not subject to, or conditioned upon any equity or debt financing, and any failure to obtain any such financing shall not relieve Buyer of its obligations under this Agreement or give rise to any right of Buyer to terminate this Agreement.

6.4.            Employee Matters.

(a)            For a period of at least twelve (12) months following the Closing Date, each Company Employee who continues to be employed by the Company or a Company Subsidiary after the Closing Date shall be entitled to receive at least the same salary or hourly wages and cash incentive compensation opportunities in the aggregate (excluding equity-based incentive opportunities) that were provided to them immediately prior to the Closing. Notwithstanding the foregoing, neither Buyer nor the Company nor any of its Subsidiaries shall be obligated to continue to employ any Company Employee for any specific period of time following the Closing Date, subject to applicable Law or Contract.

(b)            Each Company Employee shall receive employee benefits (including severance, retirement, welfare and fringe benefits) (other than under a retiree medical plan, deferred compensation plan, equity compensation plan, or pursuant to any equity compensation awards), that at least are substantially comparable in the aggregate to those benefits provided by the Company immediately prior to the Closing, or if greater, those benefits provided to similarly situated employees of Buyer and its Subsidiaries. Notwithstanding the foregoing, neither Buyer nor the Company nor any Company Subsidiary shall be obligated to continue to employ any Company Employee for any specific period of time following the Closing Date, subject to applicable Law or Contract.

(c)            For purposes of participation of a Company Employee in a benefit plan of Buyer or its Subsidiaries (including, after the Closing, the Company) (a “Buyer Benefit Plan”), each Company Employee shall be credited with all years of service for which such Company Employee was credited before the Closing Date under any comparable Plans, except that the foregoing shall not apply to equity incentive compensation, defined benefit pension plan, retiree medical plan or to the extent such credit would result in a duplication of benefits for the same period of service. In addition, and without limiting the generality of the foregoing, the Seller and Buyer shall reasonably cooperate to ensure, to the extent (i) permitted by Law, and (ii) commercially reasonable, Buyer causes one of its Subsidiaries (including, after the Closing, the Company) to ensure that: (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans to the extent that coverage under such Buyer Benefit Plans replaces coverage under comparable Plans in which such Company Employee participated; (B) for purposes of each Buyer Benefit Plan providing health and welfare benefits to any Company Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Company Employee and his or her covered dependents, and (C) Buyer shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Plan ending on the date such Company Employee’s participation ends in such Plan to be credited in the corresponding Buyer Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan.

(d)            Buyer shall, or shall cause each of its Subsidiaries (including, but not limited to, the Company) to (i) credit each of the Company Employees with an amount of paid vacation and sick leave days following the Closing Date equal to the amount of vacation time and sick leave days each such Company Employee has accrued but not yet used or cashed out as of the Closing Date under the Company’s vacation and sick leave policies as in effect immediately prior to the Closing Date, and (ii) allow each of the Company Employees to use such accrued vacation and sick leave days at such times as each would have been allowed under the Company’s vacation and sick leave policies as in effect immediately prior to the Closing Date.

(e)            Buyer shall be solely responsible for any notices required to be given under the federal Workers Adjustment and Retraining Notification Act or similar Laws or regulations of any state or other jurisdiction, including Georgia, North Carolina, Minnesota, Wisconsin, and Texas, relating to any plant closing or mass layoff (or similar triggering event) (each, a “WARN Act”), and to otherwise comply with, the WARN Act, resulting from the Company’s or Buyer’s actions with respect to the layoff or termination of employment of any Company Employees after the Closing Date. Buyer agrees to indemnify, defend, and hold harmless Seller and its Affiliates for any WARN Act claims made after the Closing.

(f)            This Section 6.4 will not create any third-party beneficiary rights, nor will it be enforceable by any employee, any Person representing the interest of employees, or any spouse, dependent, or beneficiary of any employee, nor will anything herein be deemed an amendment to any employee benefit plan. This Section 6.4 is solely an agreement between and for the benefit of the Parties and will be enforceable by them. No term of this Agreement will be deemed to create any Contract with any employee or to give any employee the right to be retained in the employment of the Company or any of its Affiliates (including, after the Closing, Buyer) for any period of time, or to interfere with the Company’s or any of its Affiliate’s (including, after the Closing, Buyer’s) right to terminate the employment of any employee at any time.

(g)            Buyer agrees that it shall cause Company to pay (i) the Change of Control Payments to such Persons owed a Change of Control Payment in the Company’s next regularly scheduled payroll following the Closing, and (ii) all Stay Bonuses payable under the Retention Bonus Agreements to all recipients thereof, on the Company’s next regularly scheduled payroll following the one (1) year anniversary of the Closing Date, or earlier for a Qualifying Termination that occurs after the Closing, in accordance with the terms and conditions of the applicable Retention Bonus Agreements. Buyer agrees not to modify or amend the terms of the Stay Bonuses without the prior written consent of the applicable recipients. For the avoidance of doubt, Buyer shall be responsible for, and shall cause Company to pay when due, one hundred percent (100%) of the Stay Bonus amounts payable pursuant to the Retention Bonus Agreements, which amounts shall be obligations of Buyer and the Company following the Closing and shall not constitute Transaction Expenses, Indebtedness, Closing Indebtedness, or any other amount for which Seller shall have any obligation or that would otherwise reduce the Purchase Price.

(h)            Prior to the Closing, Seller shall cause the Company or the applicable Company Subsidiary to terminate the employment of each Scheduled Employee in accordance with applicable Laws and the terms of any applicable Plans and Company Employment Contracts. Seller shall be solely responsible for, and shall cause the Company or the applicable Company Subsidiary to pay or otherwise satisfy at or prior to the Closing, all salary, wages, bonuses, commissions, accrued vacation, severance, benefits and other amounts payable to or on behalf of each Scheduled Employee in connection with or arising out of such termination, including all related Taxes, in each case as required under applicable Laws, Plans or Company Employment Contracts. All such amounts shall be included in Transaction Expenses to the extent not already included in Closing Net Working Capital or another Purchase Price adjustment (and without duplication), and any such amounts that remain unpaid as of 11:59 p.m. Central Time on the day immediately prior to the Closing Date shall constitute Unpaid Transaction Expenses and shall reduce the Purchase Price on a dollar-for-dollar basis in accordance with Section 2.1(b)(iii). As between the Parties, neither Buyer nor any of its Affiliates (including, following the Closing, the Company and the Company Subsidiaries) shall be obligated to employ any Scheduled Employee or be responsible for any such amounts or any other liabilities or obligations arising out of or relating to the termination of any Scheduled Employee. Seller shall deliver to Buyer, at or prior to the Closing, reasonable evidence of the termination of each Scheduled Employee and the payment or other satisfaction of all such amounts.

(i)            Prior to the Closing, Seller shall cause the Company or the applicable Company Subsidiary to take the actions set forth on Schedule 6.4(i).

6.5.          Indemnification of Directors and Officers.

(a)            From and after the Closing Date, Buyer shall cause the Company to continue to fulfill and honor in all respects the exculpation, indemnification and advancement of expenses obligations of the Company to its pre-Closing directors, managers, officers and employees pursuant to any indemnification provisions under the Organizational Documents of the Company as in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of the Company, being referred to collectively as the “D&O Indemnified Parties”). From and after the Closing Date through the sixth (6th) anniversary of the Closing Date, Buyer shall cause the Company to not amend, repeal or otherwise modify the provisions of the Company’s Organizational Documents with respect to indemnification, advancement of expenses and exculpation from liability for the D&O Indemnified Parties in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party.

(b)            Prior to Closing, Seller shall cause the Company to procure and pay for a directors and officers liability tail insurance policy of the same level and scope as currently exists under the Company’s policy, which covers the D&O Indemnified Party. Prior to the Closing Date, Seller shall deliver to Buyer reasonable evidence of the continuation as aforesaid of such insurance coverages.

(c)            This Section 6.5 shall survive the Closing Date, is intended to benefit and may be enforced by the D&O Indemnified Parties and shall be binding on all successors and assigns of Buyer and the Company.

6.6.          Preservation of and Access to Books and Records. For a period of seven (7) years from the Closing Date or such longer time as may be required by Law, or, with respect to Tax matters, until the expiration of the applicable statute of limitations (including any extensions thereof):

(a)            Buyer shall not and shall cause its Affiliates not to dispose of or destroy any of the Books and Records without first offering to turn over possession thereof to Seller at least ninety (90) days prior to the proposed date of disposition or destruction; and

(b)            Buyer shall, and shall cause its Affiliates to, during normal business hours and upon reasonable advance notice, (i) provide Seller and its agents with electronic access to any portions of the pre-Closing Books and Records that are available in electronic format, (ii) allow Seller and its agents access to all other pre-Closing Books and Records on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any pre-Closing Books and Records are stored (including electronically), and permit Seller and its agents, at Seller’s expense, to make copies of any pre-Closing Books and Records, (iii) make available Buyer’s or its Affiliates’ personnel to assist in locating such pre-Closing Books and Records and (iv) make available Buyer’s or its Affiliates’ personnel whose assistance or participation is reasonably required by Seller or any of its Affiliates or Representatives in anticipation of, or preparation for, existing or future Legal Proceeding, Tax contest, audit, investigation or other matters in which Seller or any of its Affiliates are involved, subject to Seller reimbursing Buyer for reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 6.6(b).

6.7.          Public Announcements.

(a)            The initial press release regarding this Agreement and the Contemplated Transactions shall be made at such time and in such form as Buyer and Seller agree. Neither Buyer, Seller, the Company, nor any of their respective Affiliates will issue or make, after the Closing, any press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior consent of each of Buyer or Seller, as applicable, provided, however, the foregoing restrictions shall not restrict or prohibit (i) any disclosures required by Law or by the applicable rules of any stock exchange to which a Party is subject, or (ii) issuing or making additional press releases or public statements so long as the information contained in such communications shall have been included within such mutually agreeable joint press release.

(b)            In the event that any press release, public announcement, disclosure, availability, or filing is proposed to be made pursuant to this Section 6.7, including as required by applicable Law or by the applicable rules of any stock exchange to which a Party is subject, the Party obligated to make such disclosure agrees to use its commercially reasonable efforts to consult in good faith with the other Party prior to making such disclosure if allowed by applicable Law.

6.8.          Tax Matters.

(a)            Responsibility for Filing Tax Returns.

(i)            Seller shall prepare and file, or cause to be prepared and filed, (i) any combined Tax Returns that include Seller and (ii) all Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary with respect to any tax period ending on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law) and the terms of this Agreement and shall be submitted by Seller to Buyer (together with schedules and statements) at least thirty (30) days prior to the due date (including extensions) of such Tax Return for review and comment and shall consider in good faith any revisions reasonably requested in writing by Buyer.

(ii)            Buyer shall prepare and file, or cause to be prepared and filed, all Straddle Period Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law) and the terms of this Agreement and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return for review and comment (unless such Buyer Tax Return is due within thirty (30) days of the Closing Date, in which case it will be delivered within a reasonable period of time) and shall consider in good faith any revisions reasonably requested in writing by Seller.

(b)            Cooperation. Seller, Buyer and the Company shall reasonably cooperate, with respect to all matters relating to Taxes, including in connection with preparing and filing all Pre-Closing Tax Period Tax Returns and making all calculations required pursuant to this Section 6.8(b), including the furnishing, maintaining and making available all records, personnel (as reasonably required), books of account, powers of attorney, or other materials necessary or helpful in connection with Taxes, the preparation of such Pre-Closing Tax Period Tax Returns, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

(c)            Pre-Closing Tax Returns. After the Closing, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not permit the Company to re-file, amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period or take any action with respect to any pass-through Tax Return of the Company for the Pre-Closing Tax Period.

(d)            Success-Based Fees. At the discretion of Seller, the Parties shall apply the safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the amount of any success-based fees incurred by Seller in connection with or incident to this Agreement and the transactions contemplated hereby.

(e)            Intended Tax Treatment. The Parties agree, for U.S. federal Income Tax purposes, to report the Contemplated Transactions as follows: (i) the Restructuring, including the formation of Seller, the formation of MergeCo, the subsequent merger of MergeCo with and into Brakebush Brothers, Inc., the S-corporation election and the QSub election, together, as constituting a reorganization pursuant to Section 368(a)(1)(F) of the Code and consistent with IRS Revenue Ruling 2008-18; (ii) the Conversion as having no U.S. federal income Tax effect (other than converting the Company from a “qualified subchapter S subsidiary” into an entity disregarded as an entity separate from its owner within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii)); and (iii) the purchase of the Interests as a taxable sale and purchase of the assets of the Company (collectively, the “Intended Tax Treatment”). For purposes of determining the Income Tax consequences of the Contemplated Transactions, the final Purchase Price (plus assumed liabilities and all other items required to be included in the purchase price as determined for federal Income Tax purposes and as adjusted pursuant to this Agreement) shall be allocated among the assets of the Company in accordance with the methodology set forth on Exhibit B and in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder and such allocation shall be prepared by Buyer and delivered to Seller within 60 days after the final determination of the Final Purchase Price (the “Proposed Allocation Schedule”). During the thirty (30) days immediately following Seller’s receipt of the Proposed Allocation Schedule, Seller shall have reasonable access, as reasonably requested by Seller on prior written notice and during normal business hours, to the Books and Records of the Company, the personnel of, and work papers prepared by, Buyer and/or its Affiliates and their Representatives to the extent that they relate to the Proposed Allocation Schedule and to such historical financial information (to the extent in Buyer’s possession) relating to the Proposed Allocation Schedule as Seller may reasonably request for the purpose of reviewing the Proposed Allocation Schedule; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Company. If within 30 days after receipt of the Proposed Allocation Schedule Seller notifies Buyer in writing that it objects to the Proposed Allocation Schedule, Buyer and Seller will negotiate in good faith to resolve such dispute. If Buyer and Seller fail to resolve such dispute within 30 days, the Independent Accountant (as defined in Section 2.4(d) of this Agreement) shall determine whether the allocation was reasonable and, if not reasonable, shall appropriately revise the Proposed Allocation Schedule. The provisions of Section 2.4(d) shall apply mutatis mutandis to the payment of the fees and expenses of the Independent Accountant under this Section 6.8. If Seller does not respond within 30 days, or upon resolution of the disputed items, the allocation reflected on the Proposed Allocation Schedule (as such may have been adjusted) shall be the “Allocation Schedule” and shall be binding on the Parties hereto. None of the Parties shall, or shall permit any Affiliate to, take a position on any Tax Return that is inconsistent with the Intended Tax Treatment or the Allocation Schedule without the consent of the other or unless otherwise required pursuant to a final “determination” by an applicable Governmental Authority within the meaning of Section 1313(a) of the Code (or any comparable provision of state or local Law); provided, that no Party (nor any Party’s Affiliates) shall be obligated to litigate any challenge to the Allocation Schedule or the Intended Tax Treatment by any Governmental Authority. The Parties shall promptly advise one another of any challenge by any Governmental Authority to the Allocation Schedule or the Intended Tax Treatment.

(f)            Transfer Taxes. Seller and Buyer shall each pay, and shall indemnify and hold the other Party harmless for, one-half of all Transfer Taxes arising as a result of the Contemplated Transactions, and shall prepare and timely file all Tax Returns or other documentation required to be filed with respect to such Transfer Taxes. Buyer and Seller shall use commercially reasonable efforts to claim any available exemption from such Taxes and to reasonably cooperate with the other Party to obtain such exemption.

(g)            Straddle Periods. In the case of any Straddle Period, (a) Taxes and Tax items that are not measured by or based on income or gross receipts (including real and personal ad valorem Taxes and other similar Taxes), shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date on a daily pro rata basis, and (b) all other Taxes and Tax items shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date on a closing of the books basis.

(h)            Tax Sharing Agreements. Seller shall cause all Tax sharing agreements involving any of the Company or any Company Subsidiary, on the one hand, and any other Person, on the other hand, to terminate as of the Closing Date, and shall ensure that such agreements are of no further force and effect as to the Company on and after the Closing Date and that there shall be no present or future liabilities or obligations imposed on the Company under any such agreements.

6.9.            Title Commitments; Surveys.

(a)            Title Commitments.  Seller shall, at Seller’s cost and expense, promptly obtain and deliver to Buyer ALTA title commitments to insure fee simple title to the Owned Real Property, issued by First American Title Insurance Company (the “Title Commitments”).  If Buyer elects to obtain an ALTA owner’s title insurance policy with respect to the Owned Real Property, Seller shall reasonably cooperate with Buyer in connection therewith, including by providing the applicable title insurance company with customary affidavits (including a customary non-imputation affidavit) and other documentation reasonably requested by such title insurance company, so that fee simple title to the Owned Real Property may be insured subject to no Liens other than Permitted Liens or Liens acceptable to Buyer.  For the avoidance of doubt, Seller shall be obligated to remove any Lien of a fixed and ascertainable amount against the Owned Real Property capable of removal by the payment of money or bonding that is not a Permitted Lien.

(b)            Surveys.  Seller shall reasonably cooperate with Buyer in connection with Buyer’s efforts to obtain current ALTA surveys of the Owned Real Property, in form and substance reasonably satisfactory to Buyer (the “Surveys”).  If Buyer elects to obtain Surveys, such Surveys shall be obtained at Buyer’s sole cost and expense.  In connection with the foregoing, Seller shall provide Buyer and its representatives with access to the Owned Real Property at reasonable times and upon reasonable prior notice, in a manner not inconsistent with the other provisions of this Agreement.

6.10.            Change of Name. Within five (5) Business Days after the Closing Date, Seller shall, and shall cause each of its Affiliates and Subsidiaries to, (a) file with the Secretary of State of its jurisdiction of organization (and each other jurisdiction in which it is qualified to do business or has registered any assumed, trade, fictitious or “d/b/a” name) all documents necessary to change its legal name, and any such assumed, trade, fictitious or “d/b/a” name, to a name that does not include the name “Brakebush,” or any word, name, mark or logo that is identical or confusingly similar to, or a derivative, translation, transliteration, misspelling or abbreviation of, “Brakebush”, and (b) promptly thereafter, but in no event later than ten (10) Business Days after the Closing Date, deliver to Buyer written evidence, reasonably satisfactory to Buyer, of each such filing (including a copy of each filed document bearing evidence of acceptance by the applicable Governmental Authority).

6.11.            No Shop. Throughout the period that begins on the date hereof and ends upon the earlier of the Closing or the termination of this Agreement pursuant to Section 8.4, Seller will not, and Seller will cause the Company, each Company Subsidiary, and each Affiliate and Representative of Seller, the Company and each Company Subsidiary to not, directly or indirectly, solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to or participate in any discussion or negotiation with any Person (other than Buyer or any Person on Buyer’s behalf) regarding any acquisition of the Company’s or any Company Subsidiary’s equity interests, assets or business, in whole or in part (by purchase, merger, tender offer, statutory share exchange, joint venture or otherwise), except sales of inventory in the Ordinary Course of Business. Seller will, and Seller will cause the Company, each Company Subsidiary, and each Affiliate and Representative of Seller, the Company and each Company Subsidiary to, immediately (i) terminate all such discussions or negotiations that may be in progress on the date hereof, (ii) terminate access to the “Project CENTURY” electronic data room hosted by William Blair & Company for all persons other than Buyer and its Representatives, (iii) except for Buyer and its Representatives, demand the immediate return or destruction of all confidential information shared by or on behalf of Seller, the Company, or any Company Subsidiary in connection with any acquisition of the Company’s or any Company Subsidiary’s equity interests, assets or business, in whole or in part (by purchase, merger, tender offer, statutory share exchange, joint venture or otherwise).

6.12.         Shareholder Support Agreement; Shareholder Approval.

(a)            Shareholder Support Agreement. Contemporaneously with the execution and delivery of this Agreement, Seller shall cause the Shareholder Support Agreement to be duly executed and delivered by Seller and Shareholders holding at least eighty percent (80%) of the issued and outstanding voting shares of Seller, and Buyer shall cause the Shareholder Support Agreement to be duly executed and delivered by Buyer.

(b)            Shareholder Approval. Seller shall prepare an information statement for the Shareholders describing this Agreement and the Contemplated Transactions for the purpose of soliciting the Requisite Shareholder Approval (such information statement, together with any amendments or supplements thereto, the “Information Statement”). No later than five Business Days after the date of this Agreement, Seller shall mail or otherwise provide to the Shareholders (i) the Information Statement and (ii) any information required by the Wisconsin Business Corporation Law in connection with the Requisite Shareholder Approval. Seller shall duly call and hold a meeting of the Shareholders for the purpose of obtaining the Requisite Shareholder Approval (or, alternatively, shall use its reasonable best efforts to obtain the Requisite Shareholder Approval by written consent in lieu of a meeting in accordance with the Wisconsin Business Corporation Law and Seller’s Organizational Documents) as soon as practicable; provided, that such meeting shall not be held earlier than twenty (20) days after the mailing of the meeting notice to the Shareholders, as required by the Wisconsin Business Corporation Law.

6.13.         Transfer of Excluded Assets. Prior to the Closing, the Company and its Affiliates shall distribute, transfer, convey, assign, and deliver to Seller or its designee all of the Excluded Assets. For the avoidance of doubt, the distribution or transfer of the Excluded Assets pursuant to this Section 6.13 is expressly contemplated by this Agreement and shall not constitute a breach or violation of any covenant or agreement of the Company or Seller hereunder, including Section 6.1.

Article VII
Conditions to Closing

7.1.          Conditions to All Parties’ Obligations. The respective obligations of the Parties to consummate the Contemplated Transactions are subject to the satisfaction of each of the following conditions (any or all of which may, if permitted by applicable Law, be waived by the Parties in writing) as of the Closing Date:

(a)            No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) in any case which is in effect and which prevents, restrains, enjoins, or prohibits consummation of the Contemplated Transactions and no Governmental Authority of competent jurisdiction shall have instituted or initiated any Legal Proceeding to prevent, restrain, enjoin, prohibit, or otherwise challenge the legality or validity of the Contemplated Transactions that has not been dismissed or otherwise resolved in a manner that does not adversely affect the Contemplated Transactions.

(b)            Regulatory Approvals. Any applicable waiting periods (and any extensions thereof) under the HSR Act and any other applicable Antitrust Laws with respect to the Contemplated Transactions shall have expired or been terminated.

(c)            Requisite Shareholder Approval. The Requisite Shareholder Approval shall have been validly obtained under Wisconsin Law and Seller’s Organizational Documents.

7.2.            Conditions to Seller’s Obligation. The obligation of Seller and the Company to consummate the Contemplated Transactions is subject to the satisfaction of each of the following conditions (any or all of which may, if permitted by applicable Law, be waived in whole or in part by Seller in writing) as of the Closing Date:

(a)            Representations and Warranties. The representations and warranties of Buyer made in Article V shall be true and correct in all material respects as of the Closing Date, as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be so true and correct as of such date).

(b)            Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c)            Officer’s Certificate. Seller shall have received an officer’s certificate signed by an authorized signatory of Buyer to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)            Escrow Agreement. Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

7.3.        Conditions to Buyer’s Obligation(a)        . The obligation of Buyer to consummate the Contemplated Transactions is subject to the satisfaction of each of the following conditions (any or all of which may be waived in whole or in part by Buyer in writing) as of the Closing Date:

(a)            Representations and Warranties. The representations and warranties of the Company and Seller made (i) in Article III and in Article IV (other than the Fundamental Representations) shall be true and correct as of the Closing Date (without giving effect to any “material”, “materiality” or “Company Material Adverse Effect” qualification contained in such representations and warranties, other than with respect to Section 3.8(i)), as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date) except where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) in the Fundamental Representations (other than Section 3.3 (Capitalization of the Company)) shall be true and correct in all material respects as of the Closing Date, as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct in all material respects as of such date), and (iii) in Section 3.3 (Capitalization of the Company) shall be true and correct in all respects (other than any failure to be so true and correct that is de minimis) as of the Closing Date, as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct in all material respects as of such date).

(b)            Performance. Seller and the Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Seller or the Company at or prior to the Closing.

(c)            Company Material Adverse Effect. Since the date of this Agreement, no event, change, development, effect, condition, circumstance, matter, occurrence, or state of facts shall have occurred that, individually or in the aggregate, has had a Company Material Adverse Effect.

(d)            Officer’s Certificate. Buyer shall have received an officer’s certificate signed by an officer of Seller to the effect that the conditions set forth in Sections 7.3(a), 7.3(b), and 7.3(c) have been satisfied.

(e)            Membership Interest Assignment. Buyer shall have received a duly executed membership interest assignment agreement, in form and substance reasonably satisfactory to Buyer, effecting the transfer of the Interests from Seller to Buyer.

(f)            Escrow Agreement. Seller and the Escrow Agent shall have entered into the Escrow Agreement.

(g)            FIRPTA Certificate. Buyer shall have received a certificate, duly completed and executed W-9 from Seller.

(h)            Pay-Off Letters for Discharged Indebtedness; Lien Releases. Buyer shall have received duly executed pay-off letters (the “Pay-Off Letters”) in a form reasonably satisfactory to Buyer evidencing the amount necessary to pay off in full all Discharged Indebtedness of the Company and its Subsidiaries and effectuate the release of all Liens relating thereto.

(i)            Good Standing Certificate. Buyer shall have received a good standing certificate (or similar equivalent in any jurisdiction) with respect to the Company from the Delaware Secretary of State dated not more than ten (10) Business Days prior to the Closing Date.

(j)            Resignations. With respect to the Company and each Company Subsidiary, Buyer shall have received resignation letters, effective as of the Closing Date, of all managers and directors and of those officers requested by Buyer at least five Business Days before the Closing Date.

(k)            Termination of Affiliate Contracts. Buyer shall have received evidence in a form reasonably satisfactory to Buyer evidencing that all Contracts between the Company or any Company Subsidiary and the Brakebush Family Foundation have been terminated and all liabilities and obligations between them have been released.

(l)            Other Deliveries. Seller and the Company shall have delivered (or caused to be delivered) to Buyer each of the other items contemplated to be so delivered by this Agreement.

7.4.          Frustration of Closing Conditions. None of the Company, the Seller or Buyer may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to comply with any provision of this Agreement.

Article VIII
Survival; R&W Insurance Policy; Termination

8.1.          No Survival; Exclusive Remedy. None of the representations, warranties, covenants or agreements of the Company and/or Seller set forth in this Agreement or in any certificate or instrument delivered by the Company or Seller pursuant to this Agreement shall survive the Closing, other than each covenant and agreement of the Company or Seller in this Agreement or certificate delivered by the Company or Seller pursuant to this Agreement that by its terms is to be performed or complied with, in whole or in part, following the Closing, and such covenants and agreements shall survive the Closing and remain in full force and effect in accordance with their respective terms for 90 days following the date upon which such covenants, obligations and agreements are satisfied in accordance with their terms. Notwithstanding any other term or provision of this Agreement, none of the Company, the Seller, any of their Affiliates, or any direct or indirect past, present, or future shareholder, stockholder, equityholder, option holder, owner, fiduciary, member, manager, trustee, beneficiary, director, officer, partner, principal, parent entity, employee or partner of the Company, Seller or Affiliates, shall have any liability with respect to any breach of any representation or warranty set forth in this Agreement or in any certificate, or instrument delivered by the Company or Seller pursuant to this Agreement (even if the R&W Insurance Policy does not cover Buyer’s liability claim, and/or the insurer under the R&W Insurance Policy rejects Buyer’s liability claims for recovery under such R&W Insurance Policy); provided that, the foregoing in this sentence shall not limit any liability for Fraud by the Company or Seller. For the avoidance of doubt, nothing in this Section 8.1 is intended to, and shall in no way, limit or otherwise modify the survival periods contained in the R&W Insurance Policy. Nothing in this Agreement shall, or shall be deemed to, (a)  limit or waive any right of the Parties hereto to bring any claim or action based on Fraud against any Person under applicable Law or constitute an admission by any Party that any element of a claim for Fraud cannot be established against any Person under applicable Law or (b)  limit the recourse of Buyer or its Affiliates against the insurers or underwriters under the R&W Insurance Policy.

8.2.          R&W Insurance Policy. The Buyer shall ensure that the R&W Insurance Policy states that the insurer has no subrogation rights against the Company and/or Seller, and will not pursue any claim or recourse against the Company and/or Seller, except in the case of Fraud by the Company and/or Seller. Following the date of this Agreement, Buyer shall ensure that the R&W Insurance Policy will not be amended, modified, or otherwise changed, terminated, or waived regarding subrogation rights against the Company and/or Seller, nor in any manner adverse to the Company and/or Seller or in any manner that would provide any ability or right to the insurer of the R&W Insurance Policy to bring a claim against, or otherwise seek recourse from, any of the Company and/or Seller without Seller’s prior written consent (which may be withheld for any or no reason in the sole discretion of Seller) except for Fraud by the Company and/or Seller. Buyer shall bear underwriting fees, premiums, and taxes incurred in connection with the issuance of the R&W Insurance Policy. Notwithstanding any contrary term or condition of this Agreement, the Parties agree that the sole and exclusive remedy for any claims for any inaccuracy or breach of any representation or warranty by the Company and/or Seller in this Agreement will be to recover from the R&W Insurance Policy, except in the case of Fraud by the Company and/or Seller and that the Seller, and their respective Affiliates, directors, officers, and equityholders shall be third-party beneficiaries of such no subrogation provisions. Buyer, on behalf of itself and its equity owners, directors, managers, officers, employees, Subsidiaries, and Affiliates, covenants not to sue and agrees not to bring any actions or proceedings, at law, equity, or otherwise, against the Company and/or Seller or any of their respective directors, managers, officers, employees, Subsidiaries or Affiliates arising out of, concerning, or relating to any breach or alleged breach of a representation or warranty or pre-Closing covenant or agreement of the Company and/or Seller in this Agreement, or any certificate or instrument.

8.3.          No Reliance. Except for the representations and warranties of the Company expressly set forth in Article III (and Schedules hereto), the representations and warranties of Seller set forth in Article IV (and the Schedules hereto), and the representations and warranties of the Company or Seller in any other Transaction Document, Buyer acknowledges and agrees none of the Company, Seller, nor any other Person has made any, and Buyer is not relying on and will not rely on (and neither the Company nor Seller nor any Company Related Person will have any liability or obligation whatsoever, whether under this Agreement, at law or otherwise, with respect to) any, statement, representation or warranty, express or implied, oral or written, regarding the Company, its business, the Contemplated Transactions, the probable success or profitability of the Company or its business, or the accuracy or completeness of any information provided to the Buyer or its Representatives in connection with the Contemplated Transactions, including any such statements or information furnished to Buyer or its Representatives in any confidential information memorandum, management presentation, data room, or due diligence inquiry response.

8.4.          Termination Prior to Closing.

This Agreement may be terminated prior to the Closing as follows:

(a)            By the mutual written consent of Seller and Buyer.

(b)            By Buyer at any time prior to the Closing, if (i) the Company and/or Seller is in material breach of any of the representations, warranties, covenants, or agreements made by it in this Agreement, (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the Termination Date and thirty (30) days following written notice of such breach from Buyer (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 7.3 incapable of being satisfied by the Termination Date; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.4(b) if Buyer has breached this Agreement and such breach has resulted in the failure of a condition in Sections 7.1 and 7.2 to be satisfied by the Termination Date.

(c)            By Seller at any time prior to the Closing, if (i) Buyer is in material breach of any of the representations, warranties, covenants or agreements made by it in this Agreement, (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the Termination Date and thirty (30) days following written notice of such breach from the Company (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 7.2 incapable of being satisfied by the Termination Date; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.4(c) if Seller has breached this Agreement and such breach has resulted in the failure of a condition in Sections 7.1 and 7.3 to be satisfied by the Termination Date.

(d)            By Seller or Buyer if the Closing shall not have occurred by March 29, 2027 (the “Termination Date”); provided, however, that (i) Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.4(d) if Seller or the Company has breached this Agreement and such breach has resulted in the failure of a condition in Sections 7.1 and 7.3 to be satisfied by the Termination Date, and (ii) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.4(d) if Buyer has breached this Agreement and such breach has resulted in the failure of a condition in Sections 7.1 and 7.2 to be satisfied by the Termination Date. If, as of the Termination Date, all of the conditions to Closing set forth in Sections 7.1, 7.2, and 7.3 have been satisfied or waived other than those conditions relating to the receipt of regulatory approvals or the expiration or termination of applicable waiting periods under the HSR Act or any other Antitrust Laws, the Termination Date shall automatically be extended for an additional three (3) months.

(e)            By Seller or Buyer if (i) the Contemplated Transactions shall violate any Order that shall have become final and nonappealable or (ii) there shall be a Law which makes the Contemplated Transactions illegal or otherwise prohibited; provided, however, that the Party seeking termination pursuant to this Section 8.4(e) is not then in material breach of this Agreement.

8.5.          Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.4, written notice thereof shall be given by the terminating Party to the other Parties and all rights, obligations and remedies of the Parties under this Agreement will terminate, except that the rights, obligations and remedies of the Parties in this Section 8.5 and Article IX and in the Confidentiality Agreement will survive; provided, that, no such termination shall relieve a defaulting or breaching Party from any liability or damages arising out of its material breach of any provision of this Agreement prior to such termination.

Article IX
Miscellaneous

9.1.          Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated.

9.2.          Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering Party receives an affirmative confirmation during normal business hours (and if not, the next Business Day) from the Party or the attorney for the Party to whom notice was intended, if delivered by email (provided that a copy is also sent via the method described in clause (d) on the following Business Day unless the receiving Party or its attorney affirmatively confirms receipt prior to such mailing), (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

If to Seller or the Company (prior to the Closing):

Brakebush Holdings, Inc. / Brakebush Brothers, LLC

N9181 County Rd CX

Portage, WI 53901

Attention: Carey Brakebush

Email: careybrakebush@gmail.com

With a copy (which shall not constitute notice) to:

Michael Best & Friedrich LLP

One South Pinckney Street, Suite 700

Madison, WI 53703

Attention: Porter J. Martin; Hamang B. Patel

Email: pjmartin@michaelbest.com; hbpatel@michaelbest.com

If to Buyer or the Company (following the Closing):

Hormel Foods Corporation

One Hormel Place

Austin, MN 55912

Attention: Nathan Annis, Vice President Corporate Development

Email: legal_contracts_team@hormel.com

With a copy (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South 7th Street

Minneapolis, Minnesota 55402-3901

Attention: Michael A. Stanchfield

Email: mike.stanchfield@faegredrinker.com

9.3.          Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all disputes (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

9.4.          Entire Agreement. This Agreement, together with the exhibits hereto, the Schedules hereto, the Transaction Documents, and the Confidentiality Agreement, constitute the entire agreement of the Parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written. This Agreement includes the recitals to this Agreement which are integral to this Agreement and are hereby incorporated into this Agreement by this reference.

9.5.          Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

9.6.          Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, except by an instrument in writing signed by the Parties hereto; provided that the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver.

9.7.          Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitation period has run.

9.8.          Parties in Interest; Limitation on Rights of Others; No Recourse Against Nonparty Affiliates.

(a)            The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective legal representatives, successors and permitted assigns. Except as expressly provided herein, nothing in this Agreement shall be construed to give any Person (other than the Parties hereto and their respective legal representatives, successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided, that (i) Seller shall have the right, but not the obligation, to enforce any rights of the Company and/or Seller under this Agreement prior to Closing (including the right of Seller to pursue damages in the event of Buyer’s breach of this Agreement), (ii) the Persons released pursuant to Section 9.16 shall have the right to enforce their respective rights under Section 9.16, (iii) from and after the Closing, the D&O Indemnified Parties and Michael Best shall be third party beneficiaries of the provisions of Section 6.5 and Section 9.19, respectively, with the right to pursue claims for damages and other relief (including specific performance or other equitable relief) in the event of any breach thereof, and (iv) from and after the Closing, the Seller, and their respective Affiliates, directors, officers, and equityholders shall be third party beneficiaries of the same no subrogation provisions referenced in Section 8.2.

Claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the Entities that are expressly identified as parties in the preamble to this Agreement (“Contracting Parties”). Except as provided under this Agreement or the Transaction Documents , no Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, except as provided under this Agreement or the Transaction Documents, to the maximum extent permitted by law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

9.9.          Assignability. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be void; provided that, Buyer may assign this Agreement or any of its rights or obligations hereunder without the prior consent of Seller or the Company, directly or indirectly, to any Affiliate of Buyer if such Affiliate (i) assumes in writing all of Buyer’s obligations hereunder, (ii) has the financial capacity to perform such obligations, and (iii) is reasonably acceptable to Seller, provided further that, any such assignment by Buyer will not relieve Buyer of its obligations hereunder.

9.10.        Disclosure Schedules. For the purposes of this Agreement, any information or matter disclosed in the Schedules referenced in Article III or Article IV shall be deemed to have been disclosed with respect to any section of this Agreement to the extent the it is reasonably apparent on the face of such information that such information applies to such other section of this Agreement. No reference to or disclosure of any item or other matter in the Schedules referenced in Article III or Article IV shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in such Schedules. The information set forth in the Schedules referenced in Article III or Article IV is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever, including any violation of Law or breach of any Contract. The Schedules referenced in Article III or Article IV and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company and Seller contained in this Agreement. Nothing in the Schedules referenced in Article III or Article IV shall be deemed to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Schedules referenced in Article III or Article IV are not necessarily limited to matters required by the Agreement to be reflected in the Schedules referenced in Article III or Article IV. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

9.11.            Jurisdiction; Court Proceedings; Waiver of Jury Trial. Any Legal Proceeding involving any Party to this Agreement arising out of or in any way relating to this Agreement, including all disputes (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, shall be brought exclusively in the state and federal courts located in Madison, Wisconsin (together with the applicable appellate courts thereof, the “Chosen Courts”) and each of the Parties hereby submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Legal Proceeding. Each Party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Legal Proceeding in any Chosen Court, (b) any claim that any such Legal Proceeding brought in any Chosen Court has been brought in an inconvenient forum and (c) any claim that any Chosen Court does not have jurisdiction with respect to such Legal Proceeding. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such Legal Proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each Party hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury in respect of any Legal Proceeding directly or indirectly arising out of, under or in connection with this Agreement or any other Transaction Document or any transaction contemplated hereby or thereby. Each Party hereto (i) certifies that no other Party or any of its Representatives has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement and the other documents contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

9.12.            No Other Duties. The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

9.13.            Reliance on Counsel and Other Advisors. Each Party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

9.14.            Remedies. All remedies, either under this Agreement or by Law or otherwise afforded to the Parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

9.15.            Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to the limitations set forth in this Section 9.15, the Parties agree that, in addition to any other remedies, each Party shall be entitled to seek to enforce the terms of this Agreement (including Buyer’s obligation to consummate the Closing and pay the Purchase Price) by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond or other security in connection with such remedy. To the extent Buyer, the Company, or Seller brings any Legal Proceeding, claim, complaint or other proceeding, in each case, before any Governmental Authority to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Termination Date shall automatically be extended by (i) the amount of time during which such Legal Proceeding, claim, complaint or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Legal Proceeding, claim, complaint or other proceeding.

9.16.            Mutual Release.

(a)  Effective as of the Closing and to the extent permitted by Law, Seller, on behalf of itself and each of its Subsidiaries (other than the Company and the Company Subsidiaries), equityholders, managers, officers, directors, Representatives, and Affiliates and each of their successors and assigns, hereby irrevocably and unconditionally releases and forever discharges the Company, each Company Subsidiary and each Affiliate of the Company and each Company Subsidiary and each of the foregoing Person’s former, current and future equityholders, controlling persons, Representatives, directors, officers, managers, employees, agents, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, member, manager, general or limited partner, or assignee of any of the foregoing) from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), obligations, liabilities, claims and demands whatsoever whether in law or in equity, whether known or unknown, arising out of, or relating to, or accruing from (i) the organization, management or operation of the business of the Company and each Company Subsidiary or their relationship with the Company or any Company Subsidiary, in each case relating to any matter, occurrence, action or activity on or prior to the Closing Date, (ii) this Agreement and the Contemplated Transactions, (iii) any inaccuracy or breach of any representation or warranty or any breach of any covenant, undertaking or other agreement contained in this Agreement, the Schedules and Exhibits hereto or in any certificate contemplated hereby and delivered in connection herewith, or (iv) any information (whether written or oral), documents or materials furnished in connection with the Contemplated Transactions; provided that nothing contained in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person with respect to claims properly made under this Agreement or any Transaction Document.

(b)  Effective as of the Closing and to the extent permitted by Law, Buyer, on behalf of itself and each of its Subsidiaries and each of their successors and assigns, hereby irrevocably and unconditionally releases and forever discharges Seller and its Subsidiaries and each of their equityholders, officers, managers, and directors from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), obligations, liabilities, claims and demands whatsoever whether in law or in equity, whether known or unknown, arising out of, or relating to, or accruing from (i) the organization, management or operation of the business of the Company and each Company Subsidiary or their relationship with the Company or any Company Subsidiary, in each case relating to any matter, occurrence, action or activity on or prior to the Closing Date, or (ii) any information (whether written or oral), documents or materials furnished in connection with the Contemplated Transactions; provided that nothing contained in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person with respect to claims properly made under this Agreement or any Transaction Document, or the Confidentiality Agreement, or involving Fraud, willful misconduct, or act or omission constituting a felony under applicable Law.

9.17.            Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted via facsimile or in .pdf or similar format) with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

9.18.            Further Assurance. If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions, each of Buyer, the Company and Seller shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

9.19.            Legal Representation.

(a)            Each of the Parties to this Agreement acknowledges that Michael Best & Friedrich LLP (“Michael Best”) currently serves as counsel to both (a) the Company and (b) Seller, including in connection with the negotiation, preparation, execution and delivery of this Agreement, the Transaction Documents and the consummation of the Contemplated Transactions.  There may come a time, including after the Closing, when the interests of Seller and the Company may no longer be aligned or when, for any reason, Seller, Michael Best or the Company believe that Michael Best cannot or should no longer represent both Seller and the Company.  The Parties understand and specifically agree that Michael Best may withdraw from representing the Company at any time and continue to represent Seller, even if the interests of Seller, and the interests of the Company are or may be directly adverse, including in connection with any dispute arising out of or relating to this Agreement, any of the Transaction Documents or the Contemplated Transactions, and even though Michael Best may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Company or any of its Affiliates, and Buyer and the Company hereby consent thereto and waive any conflict of interest arising therefrom.  In connection with the foregoing, Buyer on behalf of itself and its Affiliates hereby irrevocably waives and agrees not to assert, and agree to cause the Company (after the Closing) to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Michael Best’s prior representation of the Company and (ii) Michael Best’s representation of Seller prior to and after the Closing.  Buyer on behalf of itself and its Affiliates further consents and agrees to, and agrees to cause the Company (after the Closing) to consent and agree to, the communication or transfer by Michael Best to Seller in connection with any representation of any fact, document or other information known to Michael Best or in Michael Best’s possession arising by reason of Michael Best’s representation of the Company prior to the Closing.

(b)            Each of the Parties further agrees that all pre-Closing communications and documents exchanged in any form or format whatsoever between or among any of Michael Best, the Company or Seller, or any of their respective Affiliates, that relate in any way to the consideration, negotiation, documentation and/or consummation of the Agreement, any of the Transaction Documents or the Contemplated Transactions or any dispute arising under or relating to any of the foregoing (collectively, the “Deal Communications”) shall be deemed to be retained and owned solely by Seller, shall be controlled solely by Seller, and shall not pass to or be claimed by Buyer or the Company or any of their Affiliates.  All Deal Communications that are subject to the attorney-client privilege, the attorney work product doctrine or any other privilege or protection (collectively, the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Seller, shall be controlled solely by Seller and shall not pass to or be claimed by Buyer, the Company or any of their Affiliates.  Neither Seller nor Michael Best shall have any duty whatsoever to reveal or disclose any Privileged Deal Communications or files to the Company by reason of any attorney-client relationship between Michael Best and the Company or otherwise.  Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Buyer or the Company, on the one hand, and a Third Party other than Seller, or any of their Affiliates, on the other hand, Buyer and the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such Third Party; provided, however, that neither the Buyer nor the Company may waive such privilege without the prior written consent of Seller.  In the event that Buyer or the Company is legally required by Order to produce any Deal Communications or Privileged Deal Communications in their possession, Buyer shall immediately (and, in any event, within five (5) Business Days) notify Seller in writing (including by making specific reference to this section) so that Seller can seek a protective order or take other appropriate action and Buyer and the Company agree to use all commercially reasonable efforts to assist therewith.

(c)            To the extent that files or other materials maintained by Michael Best that document Deal Communications constitute property of its clients, only Seller shall hold such property rights with respect to any representation prior to the Closing of the Company, and Michael Best shall have no duty to reveal or disclose any such files or other materials by reason of any attorney-client relationship between Michael Best, on the one hand, and the Company, on the other hand.

(d)            Buyer on behalf of itself and its Affiliates further consent and agree, and agree to cause the Company (after the Closing) to consent and agree, that they will not (i) intentionally access or use the Deal Communications or the Privileged Deal Communications, including by way of review of any electronic data, communications or other information, or by otherwise asserting that the Buyer or the Company have the right to waive the attorney-client or other privilege with respect to Privileged Deal Communications or (ii) seek to obtain the Deal Communications or the Privileged Deal Communications, directly or indirectly, from Michael Best or any other Person.  In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing, Seller, the Company, or any of their respective Representatives takes any action to protect from access or remove from the premises of the Company (or any offsite back-up or other facilities) any Deal Communications or Privileged Deal Communications, including by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications or Privileged Deal Communications, provided that any such action does not otherwise negatively affect the operations of the businesses of the Company or any Subsidiary (any such action, a “Permitted Removal”). In the event that, notwithstanding any good faith attempts by any of the foregoing entities or individuals to achieve a Permitted Removal of any Privileged Deal Communications, any copy, backup, image, or other form or version or electronic vestige of any portion of such Privileged Deal Communication remains accessible to or discoverable or retrievable by Buyer or the Company (each, a “Residual Communication”), Buyer on behalf of itself and its Affiliates consents and agrees, and agree to cause the Company (after the Closing) to consent and agree, that they will not, intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose.

(e)            This Section 9.19 is for the benefit of Seller and Michael Best, and Michael Best is an express third-party beneficiary of this Section 9.19. This Section 9.19 shall be irrevocable, and no term of this Section 9.19 may be amended, waived or modified, without the prior written consent of Seller and Michael Best.

[SIGNATURE PAGE FOLLOWS IMMEDIATELY]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

BUYER:

HORMEL FOODS CORPORATION,
a Delaware corporation

By:	/s/ John Ghingo
Name:	John Ghingo
Title:	President

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
(PROJECT CENTURY)

SELLER:

BRAKEBUSH HOLDINGS, INC.
a Wisconsin corporation

By:	/s/ Gregory Huff
Name:	Gregory Huff
Title:	President & CEO

COMPANY:

BRAKEBUSH BROTHERS, LLC,
a Delaware limited liability company

By:	/s/ Gregory Huff
Name:	Gregory Huff
Title:	President & CEO

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
(PROJECT CENTURY)